SHAREHOLDERS AGREEMENT



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                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.   Certain Definitions...............................................1
SECTION 2.   Methodology for Calculations......................................7
SECTION 3.   Limitations on Purchases and Sales of Shares by Shareholders......8
SECTION 4.   Rights of First Offer.............................................9
SECTION 5.   Tag-Along Rights.................................................12
SECTION 6.   Bring-Along Rights...............................................14
SECTION 7.   Preemptive Rights................................................15
SECTION 8.   Corporate Governance.............................................17
SECTION 9.   Major Transactions...............................................22
SECTION 10.  Liquidity Rights.................................................26
SECTION 11.  Representations and Warranties...................................28
SECTION 12.  Certain Covenants................................................29
SECTION 13.  [Intentionally omitted]..........................................39
SECTION 14.  Reservation of Common Shares; Conversion.........................39
SECTION 15.  Confidentiality..................................................39
SECTION 16.  Specific Performance; Injunction.................................40
SECTION 17.  No Inconsistent Agreements.......................................41
SECTION 18.  Further Assurances...............................................41
SECTION 19.  Duration of Agreement............................................41
SECTION 20.  Legends..........................................................41
SECTION 21.  Contractual Management Rights....................................42
SECTION 22.  Severability.....................................................42
SECTION 23.  Governing Law; Waiver of Jury Trial..............................43
SECTION 24.  Successors and Assigns...........................................43
SECTION 25.  Notices..........................................................44
SECTION 26.  Amendments.......................................................48
SECTION 27.  Headings.........................................................48
SECTION 29.  Entire Agreement.................................................49
SECTION 30.  Counterparts.....................................................49
SECTION 31.  No Partnership...................................................49
SECTION 32.  Ledcor Assurances................................................49


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Schedule 1.15 - Key Shareholders

Schedule 3(a)(i) -Permitted Assignees of WFH

Schedule 11(b)(i) - Security holdings of each Shareholder

Schedule 11(b)(ii) -Agreements related to security holdings of each Shareholder

Schedule 12.16 - Ledcor Regulatory Matters


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                             SHAREHOLDERS AGREEMENT


     This SHAREHOLDERS AGREEMENT (the "Agreement"), dated as of September 9, 1999, by and among WORLDWIDE FIBER INC., a corporation continued under the laws of Canada (the "Corporation"), DWF SRL, a Barbados company ("DLJ"), GS CAPITAL PARTNERS III, L.P., a Delaware limited partnership ("GSCP") (signatory hereto solely for purposes of Section 8), GSCP3 WWF (Barbados) SRL, a Barbados company, WWF (Barbados) SRL, a Barbados company, each of which is an affiliate of The Goldman Sachs Group, Inc. (collectively, with GSCP, the "GSCP Parties"), PROVIDENCE EQUITY FIBER, L.P., a Delaware limited partnership, ("Providence"), TYCO GROUP S.a.r.l., a Luxembourg corporation ("Tyco") (collectively with DLJ, the GSCP Parties and Providence, the "Investors") WORLDWIDE FIBER HOLDINGS LTD., an Alberta corporation ("WFH"), LEDCOR INC., an Alberta corporation ("Ledcor") (signatory hereto solely for purposes of the Sections specified in Section 32), and the signatories listed on Schedule 1.15 hereto.

                              W I T N E S S E T H:

     WHEREAS, the Corporation and the Investors are parties to that certain Preferred Share Purchase Agreement, dated as of September 7, 1999 (the "Purchase Agreement"), pursuant to which the Corporation has issued to the Investors, and the Investors have purchased from the Corporation, shares of a newly created series of Preferred Shares (the "Series A Non-Voting Preferred Shares"); and

     WHEREAS, the Purchase Agreement contemplates that the parties hereto will enter into this Shareholders Agreement and the parties hereto deem it to be in their best interests to establish and set forth their agreement with respect to certain rights and obligations associated with ownership of Shares (as defined below).

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

     SECTION 1. Certain Definitions. As used herein, the following terms shall have the following meanings (capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement):

     1.1. Affiliate shall mean (i) with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or (ii) with respect to any individual, shall also mean the spouse, child (including a stepchild or an adopted child), grandchildren, parent, brother, sister or other


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bona fide estate planning recipient thereof or any spouse of any of the foregoing, and each trust created for the exclusive benefit of any one or more of them. Notwithstanding the foregoing, neither the Corporation nor any Person controlled by the Corporation shall be deemed to be an Affiliate of any Shareholder for purposes of this Agreement.

     1.2. Board shall mean the Board of Directors of the Corporation.

     1.3. Cause shall mean:

     (a) if the Senior Officer is convicted of a criminal offense involving fraud or dishonesty; or

     (b) if the Senior Officer takes any action or omits to take any action which constitutes gross negligence or willful misconduct which is likely to bring the reputation of the Corporation into disrepute.

     1.4. Common Share Equivalents shall mean all options, warrants and other securities and obligations convertible into, or exchangeable or exercisable for, at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject, Common Shares.

     1.5. Common Shares shall mean any common shares of the Corporation of any class or series whether now or hereafter authorized, including without limitation the Corporation's Class A Non-Voting Common Shares, Class B Subordinate Voting Shares and Class C Multiple Voting Common Shares, and any shares into which such common shares may be exchanged, reclassified, recapitalized, converted or otherwise.

     1.6. Competitor shall mean (i) WFI Competitor and (ii) Tyco Competitor.

     (a) WFI Competitor means any Person deriving 25% or more of its annual consolidated revenues from the construction, development, operation or sale of terrestrial or underwater fiber optic networks or bandwidth fiber optic communication capacity. WFI Competitors currently include, without limitation,
(i) Qwest Communications International Inc., (ii) Williams Communications Group Inc., (iii) IXC Communications Inc., (iv) Global Crossing Ltd., (v) MCI Worldcom Inc., and (vi) Level 3 Communications Inc. This list does not preclude later inclusion of other Persons whose nature and scope of business would qualify them for inclusion under this definition.

     (b) Tyco Competitor means any Person in the market of Tyco Submarine Systems Ltd. ("TSSL") that contends for material market share against TSSL in TSSL's Business (as defined below). A Tyco Competitor further means any Person offering alone or to-


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gether with any other Person, to supply Systems which generate annual consolidated revenues in excess of (a) 15% of such Person's consolidated revenues, or (b) $50 million dollars. Tyco Competitors shall mean, as of the date hereof, Alcatel Submarine Networks, KDD Submarine Cable Systems, and Pirelli Submarine Systems. This list does not preclude later inclusion of other Persons whose nature and scope of business would qualify them for inclusion under this definition. "TSSL's Business" shall mean the design, manufacture or sale of commercial undersea fiber optic telecommunication Systems (where such Systems may be inclusive of segments or products supplied by vendors or other undersea cable system suppliers), as conducted by TSSL or by TSSL through or with the Operating Companies ("Operating Companies" means collectively, Trans Oceanic Cable Ship Co., Coastal Cable Ship Co., The Rochester Corporation, and Tyco Printed Circuit Board Group). "Systems" as used herein includes, in whole or part: (1) undersea fiber optic cables, branching units and signal amplification units; (2) land-based terminal equipment typically associated with undersea fiber optic cable systems (e.g. power, maintenance and supervisory, signal conditioning, multiplexing, and network protection equipment); (3) terrestrial-based cable crossings between undersea fiber optic cables which are a part of a larger undersea telecommunication systems ("Cable Crossings"); and
(4) terrestrial-based backhauls which are attendant to such undersea telecommunication systems ("Backhauls").

     1.7. Dollar, US$ and $ shall mean, unless otherwise indicated, U.S. dollars, and the symbol C$ shall mean Canadian dollars.

     1.8. Fair Market Value of Shares shall mean, for purposes of Section 10, the fair market value of each Series A Non-Voting Preferred Share, Series B Subordinate Voting Preferred Share (a "Series B Voting Preferred Share") or other Share of the Corporation as determined, at the Corporation's expense, by an appraisal firm or investment bank of national standing experienced in the valuation of such securities ("Valuation Firm") selected in good faith by an Investor making a Section 10 Offer and approved by the Board, which approval shall not be unreasonably withheld or delayed. For purposes of Section 10 the determination of Fair Market Value of each Series A Non-Voting Preferred Share, Series B Voting Preferred Share or other Share shall be based on the value that a willing buyer with knowledge of all relevant facts would pay a willing seller for all the outstanding equity securities of the Corporation in connection with an auction of the Corporation as a going concern assuming bidders are prepared to pay a control premium and without any discount for lesser voting rights, lack of liquidity, lack of control, minority holder status or similar factors. The Valuation shall be determined by the Valuation Firm as soon as practicable but in any event not later than 60 days following the date of the appointment of the Valuation Firm. If the Board has not approved a Valuation Firm within 15 days of the proposal of such Valuation Firm by the relevant Investors hereunder, then (without prejudice to the Investors' other rights and remedies) such Investors(s) may request the President of the American Arbitration Association to ap-


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point a Valuation Firm, which will then be the Valuation Firm for the transaction in question. The Corporation shall furnish to the Valuation Firm all reasonably available information requested by the Valuation Firm. The fair market value established by the Valuation Firm (or by the written agreement of all parties to the transaction) shall be final and binding with respect to each
Section 10 Offer.

     1.9. Financial Investors shall mean each of (i) DLJ, (ii) the GSCP Parties and (iii) Providence, collectively.

     1.10. Group shall mean two or more Persons who agree to act together for the purpose of acquiring, holding, voting or disposing of Shares.

     1.11. In-The-Money Common Share Equivalents shall mean, at any time, any Common Share Equivalents as to which the effective price per Common Share issuable upon conversion, exchange or exercise of such Common Share Equivalents (determined by dividing (A) the sum of (x) the aggregate purchase price paid in respect of such Common Share Equivalents plus (y) the aggregate amount payable upon conversion, exchange or exercise of such Common Share Equivalents in order to issue all Common Shares issuable pursuant to such Common Share Equivalents by
(B) the number of Common Shares issuable upon the conversion, exchange or exercise of such Common Share Equivalents) is equal to or less than the then fair market value per Common Share as determined in good faith by the Board, provided that the Series A Non-Voting Preferred Shares shall for all purposes be deemed In-The-Money Common Share Equivalents.

     1.12. Initial Purchase Price shall mean US$38.909 per Share (as equitably adjusted to reflect any stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving Common Shares).

     1.13. Investor Shares shall mean the Shares issued by the Corporation to the Investors under the Purchase Agreement, by conversion or otherwise.

     1.14. IPO shall mean sale of Shares by the Corporation pursuant to a bona fide underwritten public offering made pursuant to (a) a final prospectus (for which a receipt or receipts have been obtained) under Canadian provincial securities laws ("Canadian Securities Laws") or (b) an effective registration statement filed under the United States Securities Act of 1933, as amended (the "Securities Act," collectively with the Canadian Securities Laws, the "Securities Laws").

     1.15. Key Shareholders shall mean and include any person who is (i) a holder of Shares (as defined below), and (ii) is (x) a director (other than an Investor Designee), or (y) a Senior Officer or (z) an employee or consultant of the Corporation or a Subsidiary, who ac-


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quires from the Corporation at least one-half of one percent of Shares in the aggregate of the then outstanding Shares (on either a primary or fully diluted basis).

     1.16. Ledcorshall mean Ledcor Inc., a corporation incorporated under the laws of Alberta.

     1.17. Ledcor Entitiesshall mean Ledcor Inc. and each of its Subsidiaries, collectively, except for those entities which are defined as WFI Entities in the Purchase Agreement.

     1.18. Ledcor Roll-Up Agreement shall mean the amended and restated share purchase agreement entered into on September 7, 1999 among Ledcor Industries Limited, Ledcor Industries Inc. and the Corporation.

     1.19. Material Investor shall mean, (a) any Investor and (b) any transferee of Shares from an Investor or Material Investor that, together with its Affiliates, holds at least 5% of the outstanding Investor Shares.

     1.20. Minority Roll-Up Agreements shall mean: (a) the unanimous shareholder agreement made as of May 28, 1999 between Worldwide Fiber Networks Ltd., Canadian National Railway Company and WFI-CN Fibre Inc., (b) the limited liability company agreement of Worldwide Fiber IC LLC effective as of May 28, 1999 between Worldwide Fiber IC Holdings, Inc. and IC Fiber Holding Inc. and (c) the shareholders agreement dated December 31, 1998 between the Corporation, Worldwide Fiber Networks Ltd., Ledcor Industries Inc., Worldwide Fiber (USA), Inc. (formerly known as Pacific Fiber Link, Inc.), Mi-Tech Communications, LLC, Ledcor and Michels Pipeline Construction, Inc.

     1.21. Minority Roll-Up Transaction shall mean the issuance by the Corporation of Common Shares pursuant to any of the Minority Roll-Up Agreements (or any transactions or series of related transactions with similar effect).

     1.22. National standing all references herein to an investment banking firm, appraisal or accounting firm of national standing shall mean of national standing in the United States.

     1.23. Other Shareholders shall mean, in connection with any transaction involving a Selling Shareholder, the Shareholders other than the Selling Shareholder.

     1.24. Person shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust,


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unincorporated organization, other entity or government or any agency or political subdivisions thereof.

     1.25. Preferred Shares shall mean the Corporation's Series A Non Voting Preferred Shares or Series B Voting Preferred Shares.

     1.26. Private Sale shall mean a Sale that is not a Public Sale.

     1.27. Public Sale shall mean a Sale (i) pursuant to a bona fide underwritten public offering pursuant to (a) a final prospectus (for which a receipt or receipts have been obtained) under Canadian Securities Laws or (b) an effective registration statement filed under the United States Securities Act of 1933, as amended (the "Securities Act," collectively with the Canadian Securities Laws, the "Securities Laws"), or (ii) pursuant to Rule 144 under the Securities Act.

     1.28. Qualified IPO shall mean a bona fide underwritten public offering of Common Shares in a Public Sale pursuant to a final prospectus (for which a receipt or receipts have been obtained) and/or an effective registration statement, as the case may be, under the Securities Laws (i) resulting in at least $150,000,000 of gross aggregate proceeds to the Corporation and any Selling Shareholders before deducting underwriting discounts and commissions and offering expenses, (ii) the gross offering price per share of which is at least 300% of the per share price (the "Adjusted Initial Per Share Price") obtained by dividing US$345,000,000 by the number of Series A Non-Voting Preferred Shares, Common Shares or Common Share Equivalents issued by the Corporation pursuant to Sections 1.1 and 1.4 of the Purchase Agreement (as equitably adjusted to reflect any stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving Common Shares), and (iii) upon consummation of which the Corporation's Class A Non-Voting Shares or Class B Subordinate Voting Shares are listed on The Toronto Stock Exchange and a U.S. national securities exchange or quoted on the Nasdaq National Market.

     1.29. Sell shall mean, as to any Shares, to sell, or in any other way directly or indirectly transfer, assign, distribute, pledge, encumber or otherwise dispose of, either voluntarily or involuntarily, including the assignment or transfer of voting rights attaching to such Shares (if any); the terms Sale, Selling and Sold shall have meanings correlative to the foregoing.

     1.30. Senior Officer shall mean any of the individuals, numbering at least five, who hold any of the following positions or their functional equivalents irrespective of actual title held in the Corporation: (A) Chairman; (B) Vice-Chairman; (C) Chief Executive Officer; (D) President; (E) Chief Financial Officer; (F) Chief Operating Officer; and (G) Executive Vice President.


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     1.31. Shareholders shall mean the parties to this Agreement (other than the
Corporation, GSCP or, except as specified in Section 32, Ledcor) and any other Person who executes, and agrees to be bound by the terms of, this Agreement.

     1.32. Selling Shareholders shall mean any Shareholders who Sell or propose to Sell any Shares of the Corporation.

     1.33. Shares shall mean (i) any Common Shares and (ii) any Common Share Equivalents, in each case, whether owned or outstanding on the date hereof or hereafter.

     1.34. Subsidiary shall mean with respect to any Person, any company, partnership or other entity (i) of which at least a majority of the shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such company, partnership or other entity are at the time owned or controlled, directly or indirectly, by such Person or (ii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries by such Person.

     1.35. Supermajority shall mean all or all but one of the following Investors who then own, or whose Investor Affiliates then own, Shares: DLJ, the GSCP Parties, Providence and Tyco.

     1.36. Voting Shares shall mean the Series B Voting Preferred Shares into which the Class A Non-Voting Preferred Shares are convertible and the Class B Subordinate Voting Shares.

     1.37. WFH Share Purchase Agreements shall mean the agreements, as may be amended from time to time, between Worldwide Fiber Holdings Ltd. and (i) Stephen Stow and (ii) Larry Olsen, as the case may be, to sell and purchase shares.

     SECTION 2. Methodology for Calculations. For purposes of this Agreement, the Sale of a Common Share Equivalent (whether or not an In-The-Money Common Share Equivalent) shall be treated as the Sale of the Common Shares into which such Common Share Equivalent can be converted, exchanged or exercised. Except as otherwise specifically provided in this Agreement, for purposes of all calculations under this Agreement (including, without limitation, calculations to determine the ownership of Common Shares of any Shareholder and the percentage of outstanding Common Shares owned by any Shareholder), all Series A Non-Voting Preferred Shares and (without duplication) all other In-The-Money Common Share Equivalents, but no other Common Share Equivalents, shall be treated as having been converted, exchanged or exercised into or for Common Shares.


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     SECTION 3. Limitations on Purchases and Sales of Shares by Shareholders.

     (a) Until the earlier of (x) 12 months from the date hereof, and (y) an IPO by the Corporation, (the "Lockup Period"), no Shareholder shall Sell any Shares, whether owned on the date hereof or acquired hereafter, other than:

                 (i) Sales of Shares to (x) with respect to any Investor, an Investor Affiliate (as defined in Section 24) of such Investor, (y) with respect to any individual, a spouse, child, parent, or trust created for the exclusive benefit of such individual and/or any one or more of such relatives or, (z) with respect to WFH, a wholly-owned Subsidiary of Ledcor or the entities described in Schedule 3(a)(i) or such other entity as may be consented to in writing by each of the Investors;

                (ii) Sales by WFH after the date hereof, in one or more
         arm's-length transactions, of an aggregate of up to [        ]* Shares
         (as equitably adjusted to reflect any stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving Common Shares) in one or more Private Sales to any Person, provided in each case (A) each such Sale is made in accordance with Section 5 hereof, (B) each potential purchaser has not been disapproved by a Supermajority on the basis that a Sale to such Person could reasonably be expected to diminish the value of the Corporation and (C) the price per Share of each such Sale is equal to or greater than the Adjusted Initial Per Share Price;

               (iii) A Sale by WFH of all, but not less than all, of its Shares in an arm's-length transaction to any Person; provided (A) such Sale is made in accordance with Section 5 hereof and (B) the price per Share of such Sale is equal to or greater than 300% of the Adjusted Initial Per Share Price;

                (iv) Sales of Shares pursuant to WFH Share Purchase Agreements;

                 (v) Sales of Shares pursuant to the letter agreement, dated as of September 7, 1999, among WFH, the Investors and the other parties thereto; and

                (vi) Sales of Shares pursuant to Section 12.4.

     (b) No Shareholder shall Sell any Shares, whether owned on the date hereof or acquired hereafter, other than:

                 (i) Sales permitted by paragraph (a);

----------

* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406.

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                (ii) Sales after the Lockup Period (but not including a pledge or other encumbrance not constituting a disposition of a Shareholder's entire interest therein) of Shares in accordance with Sections 4, 5 and 10 hereof;

               (iii) Public Sales of Shares after the Lockup Period; and

                (iv) Sales of Shares to the extent such Shares were acquired in secondary market purchases (and not from the Corporation) following an IPO.

     (c) In addition to the restrictions set forth in paragraphs (a) and (b) above, no Shareholder shall Sell any Shares in a Private Sale to a Competitor except (i) in an Exit Sale (as defined in Section 6(a)) or (ii) in a Required Sale (as defined in Section 10(c)).

     (d) Ledcor shall not Sell any capital shares or other equity interests of WFH or permit WFH to issue any of its capital shares or other equity interests to any Person other than Ledcor or wholly-owned subsidiaries of Ledcor.

     (e) Anything contained in this Agreement to the contrary notwithstanding, any transferee of Shares pursuant to a Sale under paragraph (a) or clause (ii) of paragraph (b) who is not a Shareholder shall, upon consummation of, and as a condition to, such Sale (i) execute, and agree to be bound by the terms of, this Agreement and shall thereafter be deemed a Shareholder, with the same rights and obligations of the Shareholder which is the transferor of the Shares, for all purposes of this Agreement (unless otherwise specified herein), and (ii) execute and deliver a certificate and such other materials as shall be necessary to establish to the satisfaction of the Corporation and each of the Investors that
(A) the transferee is purchasing the Shares for its own account, for investment and not with a view to the distribution thereof, and (B) that such Sale is otherwise being made in compliance with all applicable Canadian and non-Canadian federal, provincial and state laws (including, without limitation, foreign ownership and Securities Laws), and such Sale will not result in any violation or non-compliance with any such laws on the part of the Corporation.

     (f) Anything contained in this Agreement to the contrary notwithstanding, each of Stephen Stow and Larry Olsen, as the case may be, shall be entitled to pledge to a financial institution, insurance company, investment bank or other similar entity, Shares acquired pursuant to the WFH Share Purchase Agreements; provided, that such pledge is granted to secure amounts borrowed to purchase such Shares.

     SECTION 4. Rights of First Offer. Until the earlier of (x) two (2) years from the date hereof, and (y) an IPO by the Corporation, subject to Section 4(e) and Section 12.4 any Sale by a Shareholder, except a


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Sale pursuant to Section 3(a), shall be consummated only in accordance with the following procedures:

     (a) The Selling Shareholder shall first deliver to the Corporation and each of the Other Shareholders a written notice (a "Section 4 Offer Notice"), which shall (i) state the Selling Shareholder's intention to sell Shares to one or more Persons (with no obligation (except in the case of a Sale that is permitted only under the provision of Section 3(a)(ii) in which case the proposed purchaser shall be identified) to identify or theretofore have identified the name of such Person or Persons or to have negotiated a transaction with respect to the Sale of such Shares), the amount and type of Shares to be sold (the "Subject Shares"), the purchase price therefor and a summary of the other material terms of the proposed Sale, and (ii) offer the Corporation and the Other Shareholders the option to acquire all or a portion of such Subject Shares upon the same terms and subject to the same conditions of the proposed Sale as set forth in the Section 4 Offer Notice (the "Section 4 Offer"), provided that such Section 4 Offer may require that it must be accepted by the Corporation and the Other Shareholders on an all or nothing basis (an "All or Nothing Sale"). The Section 4 Offer shall remain open and irrevocable for the periods set forth below (and, to the extent the Section 4 Offer is accepted during such periods, until the consummation of the Sale contemplated by the Section 4 Offer). The Corporation shall have the right and option, but not the obligation, for a period of 30 days after delivery of the Section 4 Offer Notice (the "Section 4(a) Acceptance Period"), to accept all or any part of the Subject Shares at the purchase price and on the terms stated in the Section 4 Offer Notice on its own behalf or on behalf of a nominee of the Corporation that has been approved for such purposes in writing by a Supermajority (a "Permitted Nominee"); provided, however, that, if the Section 4 Offer contemplated an All or Nothing Sale and only a part of the Subject Shares is accepted by the Corporation (or its Permitted Nominee) during the Section 4(a) Acceptance Period, such acceptance shall be subject to the acceptance of the Other Shareholders, pursuant to
Section 4(b), of the remaining Subject Shares. Notice of the Corporation's intention to accept a Section 4 Offer, in whole or in part, shall be evidenced by a writing signed by the Corporation (the "Section 4(a) Acceptance Notice") and delivered to the Selling Shareholder and Other Shareholders prior to the end of the Section 4 Acceptance Period, setting forth the number and type of Shares that the Corporation elects to acquire.

     (b) If the Corporation or its Permitted Nominee, as the case may be, (i) shall fail to accept all of the Subject Shares offered for sale pursuant to the
Section 4 Offer, (ii) shall reject in writing the Section 4 Offer, or (iii) shall fail to respond to a Section 4 Offer Notice prior to the expiration of the
Section 4(a) Acceptance Period, then, upon the earlier of the expiration of the
Section 4(a) Acceptance Period, the giving of the Section 4(a) Acceptance Notice and the giving of written notice of rejection by the Corporation, each Other Shareholder shall have the right and option, for a period of 15 days thereafter (the "Section


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4(b) Acceptance Period"), to accept all or any part of the Subject Shares so offered and not accepted by the Corporation or its Permitted Nominee, as the case may be (the "Refused Shares") at the purchase price and on the terms stated in the Section 4 Notice; provided, however, that, if the Section 4 Offer contemplated an All or Nothing Sale, the Other Shareholders, in the aggregate, may accept, during the Section 4(b) Acceptance Period, the Subject Shares which, when taken together with the Subject Shares accepted by the Corporation pursuant to Section 4(a), if any, constitute all, but not less than all, of the Subject Shares, at the purchase price and on the terms stated in the Section 4 Offer Notice. Such acceptance shall be made by delivering a written notice to the Corporation and the Selling Shareholder within the Section 4(b) Acceptance Period specifying the maximum number of Shares such Other Shareholder will purchase (the "First Offer Shares"). If, upon the expiration of the Section 4(b) Acceptance Period, the aggregate amount of First Offer Shares exceeds the amount of Refused Shares, the Refused Shares shall be allocated among the Other Shareholders as follows: (i) first, each Other Shareholder shall be entitled to purchase no more than its Proportionate Percentage (as defined below) of Refused Shares; (ii) second, if any of the Other Shareholders offered to purchase less than its Proportionate Percentage in its acceptance notice so that Refused Shares have not been allocated for purchase pursuant to (i) above (the "Remaining Shares"), each Other Shareholder (an "Oversubscribed Shareholder") which had offered to purchase a number of Refused Shares in excess of the amount of Shares allocated for purchase to it in accordance with previous allocations of such Refused Shares, shall be entitled to purchase an amount of Remaining Shares equal to no more than its Proportionate Percentage (treating only Oversubscribed Shareholders as Shareholders for these purposes) of the Remaining Shares; and (iii) third, the process set forth in (ii) above shall be repeated with respect to any Refused Shares not allocated for purchase until all Refused Shares are allocated for purchase. For purposes of this Agreement, "Proportionate Percentage" shall mean, as to each Other Shareholder, the quotient obtained (expressed as a percentage) by dividing (A) the number of Shares owned by such Other Shareholder on the first day of the Section 4(b) Acceptance Period by (B) the aggregate number of Shares owned on the first day of the Section 4(b) Acceptance Period by all Other Shareholders who exercise their option to purchase Refused Shares.

     (c) If complete effective acceptance shall not be received pursuant to Sections 4(a) and 4(b) above with respect to all of the Subject Shares offered for sale pursuant to the Section 4 Offer Notice, then the Selling Shareholder may (subject to complying with the provisions of Section 5 hereof) Sell all or any portion of the Subject Shares so offered for sale and not so accepted, at a price not less than the purchase price, and on terms not more favorable, in the aggregate, to the purchaser thereof than the terms stated in the Section 4 Offer Notice at any time within 90 days after the expiration of the Section 4(b) Acceptance Period (the "Sale Period"); provided, however, that, if the Section 4 Offer contemplated an All or Nothing Sale and only a part of the Subject Shares has been accepted by the Corporation (or its Permitted Nominee) and the Other Shareholders following the expiration of the Section 4(b) Acceptance Period, the Selling Shareholder may Sell all of, or a portion of, the Subject Shares held by such Selling Shareholder. To the extent the Selling Shareholder Sells all or any portion of the Subject Shares so offered for sale during the Sale Period, the Selling Shareholder shall promptly notify the Corporation, and the Corporation shall promptly notify the Other Shareholders, as to (i) the number of Shares, if any, that the Selling Shareholder then owns, (ii) the number of Shares that the Selling Shareholder has sold, (iii) the terms and conditions of such Sale and (iv) the name of the beneficial and record purchasers of any Shares sold. In the event that all of the Shares are not sold by the Selling Shareholder during the Sale Period, the right of the Selling Shareholder to Sell such unsold Shares shall expire and the obligations of this Section 4 shall be reinstated; provided, however, that, in the event that the Selling Shareholder determines, at any time during the Sale Period, that the sale of all of the Shares on the terms set forth in the Section 4 Offer Notice is impractical, the Selling Shareholder may terminate the attempt to Sell the Subject Shares as provided in this Section 4(c) by written notice to all Shareholders that are a Party to this Agreement and reinstate the procedures provided in this Section 4 without waiting for the expiration of the Sale Period.

     (d) All Sales of Subject Shares to the Corporation (or its Permitted Nominee) and/or the Other Shareholders subject to any one Section 4 Offer Notice shall be consummated contemporaneously at the offices of the Corporation on the later of (i) a mutually satisfactory business day within 15 days after the expiration of the Section 4(b) Acceptance Period or (ii) the fifth business day following the receipt of all regulatory approvals, if any (including, without limitation, (A) the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR") and (B) the receipt of all approvals required by any applicable Canadian regulatory authorities), applicable to such sales, or at such other time and/or place as the parties to such sales may agree. The delivery of certificates or other instruments evidencing such Subject Shares duly endorsed for transfer and accompanied by stock powers shall be made on such date against payment of the purchase price for such Subject Shares.

     (e) The requirements of this Section 4 shall not apply to (i) any Sale of Shares by a Shareholder pursuant to Section 3(a) hereof, (ii) any other Sale as to which the Corporation, all of the Investors and holders of at least two-thirds (2/3) of the outstanding Shares as of the date of such Sale waive compliance and (iii) any sale pursuant to Sections 6, 10 or 12.4 or Sales of Shares pursuant to the letter agreement, dated as of September 7, 1999, among WFH, the Investors and the other parties thereto.

     SECTION 5. Tag-Along Rights. Subject to Section 5(c) and except for any Sale of Shares pursuant to Sections 3(a)(i), 3(a)(ii), 3(a)(iv), 3(a)(v), 3(a)(vi) or 3(b)(iii), Section 10 (with respect to Sales by In-vestors and Investor Affiliates) or Section 12.4 or Sales of Shares pursuant to the letter agreement, dated as of September 7, 1999, among WFH, the Investors and the other parties thereto, or any Sale of Shares to the Corporation (or its Permitted Nominee) and/or the Other Shareholders pursuant to Section 4, each Shareholder shall not, whether acting alone or in concert with any Other Shareholders, in any transaction or series of transactions, Sell any Shares to another Person or Group (other than to an Investor), except in accordance with the following procedures:

     (a) (i) Any Shareholder or Shareholders proposing to Sell Shares (for purposes of this Section, the "Section 5 Seller") shall first deliver to each
Section 5 Other Shareholder (as defined below) a written notice (the "Section 5 Notice"), which shall specifically identify the proposed transferee (the "Section 5 Purchaser"), the amount and type of Shares proposed to be sold, the purchase price therefor, and a summary of the other material terms and conditions of the proposed sale, and shall contain an offer (the "Section 5 Offer") by the Section 5 Purchaser to each Section 5 Other Shareholder, which shall be irrevocable for a period of ten days after the delivery thereof (the "Section 5 Acceptance Period") (and, to the extent the Section 5 Offer is accepted during such ten day period, until the closing of the Sale contemplated by the Section 5 Offer), to purchase an amount of Shares of such Section 5 Other Shareholder (as defined below) at the same price per share (and, in the case of Common Share Equivalents, such price per share multiplied by the number of Common Shares issuable upon the conversion, exchange or exercise of such Common Share Equivalent subject to reduction, if appropriate, for the amount per share of the exercise or purchase price (if any) to be paid by the holder of such Common Share Equivalent) to be paid to, and upon the same terms and conditions as, the Section 5 Seller. A copy of the Section 5 Notice shall promptly be sent to the Corporation. Notice of a Section 5 Other Shareholder's intention to accept a Section 5 Offer, in whole or in part, shall be evidenced by a writing signed by such Section 5 Other Shareholder and delivered to the Section 5 Purchaser as specified in the Section 5 Notice and the Corporation prior to the end of the Section 5 Acceptance Period, setting forth the number of Shares that such Section 5 Other Shareholder elects to Sell; provided, however, that such
Section 5 Other Shareholder may only sell up to that number of Shares (calculated in accordance with Section 2) as shall equal the product of (x) a fraction, the numerator of which is the number of Shares owned by the Section 5 Other Shareholder as of the date of such proposed sale and the denominator of which is the aggregate number of outstanding Shares as of the date of such proposed sale, multiplied by (y) the aggregate number of Shares proposed to be sold by the Section 5 Seller. The number of Shares proposed to be sold by the
Section 5 Seller shall be reduced if and to the extent necessary to provide for such sale of Shares by such Section 5 Other Shareholders electing to exercise their right to Sell Shares under this Section 5. If effective acceptance by any
Section 5 Other Shareholders has been received pursuant to this paragraph (a), then the Selling Shareholder shall not consummate such Sale of Shares without participation of such Section 5 Other Shareholders. For purposes of this

Agreement, "Section 5 Other Shareholder" shall mean any Other Shareholder that is an Investor or a Material Investor.

     (b) All Sales of Shares to the Section 5 Purchaser shall be consummated contemporaneously at the offices of the Corporation on a mutually satisfactory business day as soon as practicable, but in no event more than 15 days after the expiration of the Section 5 Acceptance Period, or, if later, the fifth business day following the receipt of all regulatory approvals, if any (including, without limitation, (A) the expiration or termination of all waiting periods under HSR and (B) the receipt of all approvals required by any Canadian regulatory authorities), applicable to such Sales. The delivery of certificates or other instruments evidencing such Shares duly endorsed for transfer shall be made on such date against payment of the purchase price for such Shares.

     (c) Anything contained herein to the contrary notwithstanding, any Selling Shareholder shall, prior to complying with the provisions of this Section 5, shall have first complied with the provisions of Section 4 hereof.

     SECTION 6. Bring-Along Rights.

     (a) Until the earlier of (x) eighteen (18) months after the date hereof, and (y) an IPO by the Corporation, if WFH proposes to Sell to any Person or Group of Persons (collectively, a "Buyer"), in a bona fide arm's-length transaction or series of transactions, including by way of a purchase agreement, tender offer, merger or other business combination transaction or otherwise, all of the Shares held by it at a price per Share of more than 300% of the Adjusted Initial Per Share Price (any such transaction being referred to herein as an "Exit Sale"), then WFH may elect to require all Other Shareholders to Sell all Shares beneficially owned by each of them concurrently with such Exit Sale to such Buyer at the purchase price per share (and, in the case of Common Share Equivalents, such purchase price per share multiplied by the number of Common Shares issuable upon the conversion, exchange or exercise of such Common Share Equivalent subject to reduction, if appropriate, for the amount per share of the exercise or purchase price (if any) of such Common Share Equivalent), including any fees and the value of any other consideration received by WFH or its Affiliates in connection with the Exit Sale, and upon the same terms and conditions, of the Exit Sale.

     (b) The rights set forth in Section 6(a) shall be exercised by giving written notice (the "Section 6 Notice") to each Other Shareholder setting forth in detail the terms of the proposed Sale and the proposed closing date of the Exit Sale, which proposed date (the "Section 6 Closing Date") shall be the later of (i) a business day not less than 15 or more than 60 days after such Section 6 Notice is delivered to the Other Shareholders or (ii) the fifth business day following the receipt of all regulatory or third party consents and approvals, if any, applicable to such Sale.

     (c) Each Other Shareholder will (i) take all such actions, including, without limitation, voting in favor of such proposed Sale and waiving any appraisal, dissenter or similar rights under applicable law, as may be requested by WFH to carry out the purposes of this Section 6, and (ii) execute all documents reasonably requested by WFH containing such terms and conditions, including, without limitation, representations and warranties with respect to
(x) matters of title to such Other Shareholder's securities and (y) the due authorization (or capacity) and due and valid execution and delivery by such Other Shareholder of documentation in respect of the Exit Sale, as those executed by WFH; provided, however, such Other Shareholder shall not be required to make any other representations and warranties and shall not be required to join in any indemnity other than with respect to such Other Shareholder's specific representations and warranties described above, or be a party to any non-compete or similar provision.

     (d) All Sales of Shares to the Buyer pursuant to this Section 6 shall be consummated contemporaneously at the offices of the Corporation (or such other place as is mutually agreed upon by the parties in advance) on the Section 6 Closing Date. The delivery of certificates or other instruments evidencing the Sale of such Shares, duly endorsed for transfer, shall be made on such date against payment of the purchase price for such Shares. WFI will bear all of the costs and expenses incurred solely in connection with an Exit Sale to the extent such costs are incurred for the benefit of all Shareholders and are not otherwise paid by the Corporation or the Buyer.

     (e) Notwithstanding anything to the contrary contained herein, any Sale of Shares pursuant to an Exit Sale shall be exempt from the provisions of Section 4 hereof.

     SECTION 7. Preemptive Rights.

     (a) Except for Exempt Securities (as defined below), the Corporation shall not issue, sell or exchange, or agree to issue, sell or exchange (collectively, "Issue," and any issuance, sale or exchange resulting therefrom, an "Issuance")
(i) any of the Corporation's capital shares, (ii) any Common Share Equivalent or
(iii) any other equity security of the Corporation, including any rights to subscribe for, purchase or otherwise acquire any capital shares or other equity security of the Corporation (collectively, an "Equity Security") unless, in each case, the Corporation shall have first given written notice (the "Section 7 Offer Notice") to each then holder of Preferred Shares (each a "Preemptive Holder") which shall (a) state the Corporation's intention to sell Equity Securities, the amount to be issued, sold or exchanged, the terms of such securities, the purchase price therefor and a summary of the other material terms of the proposed Issuance and (b) offer (a "Preemptive Offer") to Issue to each Preemptive Holder such Preemptive Holder's Pro Rata Share (as defined below) of such securities (with respect to each Preemptive Holder, the "Offered Securities") upon the terms and subject to the conditions set forth in the Section 7 Offer Notice, which Preemptive Offer by its terms shall remain open for a period of 15 days from the date it is delivered by the Corporation to the Preemptive Holder (and, to the extent the Preemptive Offer is accepted during such 15 day period, until the closing of the Sales contemplated by the Preemptive Offer). "Pro Rata Share," for purposes of this Section, shall mean the quotient obtained by dividing (i) the number of Common Shares, as determined in accordance with Section 2, owned by that Preemptive Holder on the date of the Preemptive Offer, by (ii) the total number of Common Shares outstanding, as determined by Section 2 hereof, on the date of the Preemptive Offer.

     (b) Notice of a Preemptive Holder's intention to accept a Preemptive Offer, in whole or in part, shall be evidenced by a writing signed by the Preemptive Holder and delivered to the Corporation prior to the end of the 15 day period of such Preemptive Offer (each, a "Section 7 Notice of Acceptance"), setting forth such portion of the Offered Securities that the Preemptive Holder elects to purchase.

     (c) (i) In the event that a Section 7 Notice of Acceptance is not given by a Preemptive Holder accepting all of its Offered Securities, the Corporation shall have 30 days following the earlier of (A) delivery of the Section 7 Notice of Acceptance and (B) the expiration of the 15 day period referred to in clause
(b) above if no Section 7 Notice of Acceptance is delivered, to Issue all or any part of such remaining Offered Securities not covered by the Section 7 Notice of Acceptance to any other Person or Persons, but only upon terms and conditions, including, without limitation, per Share price, payment terms and dividend payment rates, interest rates, conversion ratios or similar terms, if any, which are no more favorable, in the aggregate, to such other Person or Persons or less favorable to the Corporation than those set forth in the Preemptive Offer.

     (ii) If the Corporation does not consummate the Issuance of all or part of the remaining Offered Securities to such other Person or Persons within the 30 day period referred to in clause (c) above, the right provided hereunder shall be deemed to be revived and such securities shall not be offered unless first reoffered to the Preemptive Holders in accordance with this Section 7.

     (iii) The purchase by a Preemptive Holder of any Offered Securities is subject in all cases to the execution and delivery by the Corporation and the Preemptive Holder of a purchase agreement relating to such Offered Securities in form and substance similar in all material respects to the extent applicable to that executed and delivered between the Corporation and such other persons. All Issuances of Shares to any Preemptive Holder pursuant to this Section 7 shall be consummated contemporaneously at the offices of the Cor-poration (or such other place as is mutually agreed upon by the parties) on the later of (A) a business day not less than 15 or more than 60 days after the end of the 15 day period referred to in clause (b) above, and (B) the fifth business day following the receipt of all regulatory or third party consents and approvals, if any, applicable to such Sales, or at such other time and/or place as the parties to such Sales may agree. The delivery of certificates or other instruments evidencing such Shares duly endorsed for transfer shall be made on such date against payment of the purchase price for such Shares.

     (d) As used herein, "Exempt Securities" shall mean: (i) any Common Shares issuable or issued to employees, directors and consultants of the Corporation pursuant to any employee benefit plans, and which issuances have been approved in accordance with Section 9 or are Employee Shares (as defined in the Purchase Agreement); (ii) any Series A Non-Voting Preferred Shares issued pursuant to the Purchase Agreement and any Common Shares or Series B Voting Preferred Shares issuable upon the conversion of any such Series A Non-Voting Preferred Shares;
(iii) Common Shares or Common Share Equivalents issued and outstanding on the date hereof or Common Shares issued upon the conversion or exercise of any such outstanding Common Share Equivalents; (iv) Common Shares issued or issuable as direct consideration for the acquisition by the Corporation of another business entity or in connection with a merger or consolidation or in connection with the acquisition or lease of assets or the issuance of indebtedness, which issuance has been approved in accordance with Section 9; (v) Common Shares issued in any IPO; (vi) Common Shares issued pursuant to a Minority Roll-Up Transaction; or
(vii) Common Shares issued pursuant to the Ledcor Roll-Up Agreement; (viii) Shares issued upon conversion of other Shares to the extent permitted by the terms of this Agreement and in accordance with their terms; or (ix) Shares issued to Ramsey-Beirne Investment Partners, LLC to acquire Shares pursuant to terms of the agreement dated July 7, 1999 between the Corporation and Ramsey-Beirne Investment Partners, LLC..

     SECTION 8. Corporate Governance.

     8.1. Board of Directors.(a) The Board shall have overall responsibility for managing and supervising the management of the business and affairs of the Corporation, and the power and authority of the directors shall be subject only to such restrictions as are imposed by this Agreement and by applicable law.

     (b) The maximum number of members of the Board shall be twelve (12).

     (c) At all times, a majority of the directors on the Board and any committees of the Board shall be Canadian citizens ordinarily resident in Canada.

     (d) From and after the date hereof and until DLJ, together with its Investor Affiliates, Sell 25% or more of the Shares issued to it pursuant to the Purchase Agreement (as equitably adjusted to reflect any stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving Common Shares), DLJ shall have the right to nominate one person (the "DLJ Designee") to serve as a director on the Board.

     (e) From and after the date hereof and until the GSCP Parties, together with their Investor Affiliates, Sell 25% or more of its Shares issued to it pursuant to the Purchase Agreement (as equitably adjusted to reflect any stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving Common Shares), GSCP shall have the right to nominate one person (the "GSCP Designee") to serve as a director on the Board.

     (f) From and after the date hereof and until Providence, together with its Investor Affiliates, Sell 25% or more of the Shares issued to it pursuant to the Purchase Agreement (as equitably adjusted to reflect any stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving Common Shares), Providence shall have the right to nominate one person (the "Providence Designee") to serve as a director on the Board.

     (g) From and after the date hereof and until Tyco, together with its Investor Affiliates, Sell 56% or more of the Shares issued to it pursuant to the Purchase Agreement (as equitably adjusted to reflect any stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving Common Shares), Tyco shall have the right to nominate one person (the "Tyco Designee"; collectively with the DLJ Designee, the GSCP Designee and the Providence Designee, the "Investor Designees"), to serve as a director on the Board.

     (h) From and after the date hereof, the remaining members of the Board shall be nominated by members of management of the Corporation (the "Non-Investor Designees", collectively with the DLJ Designee, the GSCP Designee, the Providence Designee and the Tyco Designee, the "Designees").

     (i) At each meeting of Shareholders at which the election of members of the Board is on the agenda, the Corporation shall recommend to Shareholders the election of the Designees as directors and each Shareholder shall vote all of the voting securities of the Corporation over which such Person has voting control so as to effect the provisions of this Section 8.

     (j) Prior to an IPO, the Corporation shall, after receiving notice from such Investors as to the identity of any representative of such Investor (a "Representative"), (i) permit a Representative to attend all Board meetings and all committees thereof as an observer; and (ii) provide the Representative advance notice of each such meeting, including such meeting's time and place, at the same time and in the same manner as such notice is provided to the members of the Board (or such committee thereof) and copies of all materials distributed to the members of the Board (or such committee thereof) at the same time as such materials are distributed to such Board (or such committee thereof) and shall permit the Representative to have the same access to information concerning the business and operations of the Corporation; and (iii) permit the Representative to discuss the affairs, finances and accounts of the Corporation with, and to make proposals and furnish advice with respect thereto to, the Board, without voting. Reasonable out-of-pocket expenses incurred by the Representative for the purposes of attending Board (or committee) meetings will be paid by the Corporation.

     8.2. Vacancies; Removal.

     (a) Subject to paragraph (b) of this Section 8.2, each director of the Corporation shall hold office until his or her death or resignation or until his or her successor shall have been duly elected and qualified. If any Investor Designee shall cease to serve as a director of the Corporation for any reason, the vacancy resulting thereby shall be filled by another director nominated by the Investor initially nominating that director.

     (b) Each Shareholder in its capacity as a holder of Shares agrees that it shall not vote in favor of a resolution in respect of the removal of an Investor Designee unless that resolution has been put forward by the Investor having the right to designate that director, and the removal of that director has been recommended by the Investor having the right to designate that director. Each Investor shall have the right to call a meeting of Shareholders to put forward a resolution of the Shareholders removing any director designated by it, with or without cause, at any time.

     8.3. Quorum.

     (a) Subject to paragraphs (b) and (c) below, a quorum for meetings of the Board shall be nine persons present of which three shall be Investor Designees; provided, however, that at all times a majority of directors present must be Canadian citizens ordinarily resident in Canada.

     (b) If at a meeting of directors a quorum is not present, the directors may adjourn the meeting to a fixed time and place (provided they shall give written notice of such time and place to each director not in attendance). At the meeting immediately following the adjourned meeting, the directors present at such meeting shall constitute a quorum; provided, however, that unless a full quorum is present as provided in paragraph (a) above, the directors present at such meeting may not transact any business except as specifically set forth in the notice of meeting.

     (c) The Corporation agrees that (i) each director shall be provided written notice of the meetings of the Board , including adjourned meetings, at least forty-eight (48) hours before such meetings, unless such notice is waived in any manner, with attendance at such meetings constituting valid waiver (other than attendance for the express purpose of objecting to the manner in which the meeting was called), and (ii) each Investor Designee shall be provided with an opportunity to participate in each meeting of the Board by means of a conference telephone or similar communications equipment.

     8.4. Committees of the Corporation.

     (a) On or before the date hereof, the Board shall establish a nominating committee (the "Nominating Committee") comprised of five directors, two of whom shall be designated by the Financial Investors as long as designees of any of the Financial Investors continue to serve on the Board, and three of whom shall be designated by WFH and, shall be resident Canadians (as defined in the Canada Business Corporations Act), which committee will have the exclusive authority to make nominations with respect to hiring the Corporation's Senior Officers.

     (b) On or before the date hereof, the Board shall establish a compensation committee (the "Compensation Committee") comprised of five directors, two of whom shall be designated by the Financial Investors as long as designees of any of the Financial Investors continue to serve on the Board, and three of whom shall be designated by WFH and shall be resident Canadians, which committee will have the exclusive authority to make recommendations to the Board with respect to all aspects of compensation and other benefits, including stock options or other equity based compensation, of the Senior Officers of the Corporation.

     (c) Without limiting paragraphs (a) or (b) above, the Corporation shall, at the request of any of the Investors, cause a Investor Designee to be appointed or elected in each case to each of the other committees of the Board, provided that, following an IPO, such Investor Designee meets the qualifications necessary to serve on such committee established in compliance with Section 9. If any director serving on any committee shall cease to serve as a director of the Corporation for any reason or otherwise is unable to fulfill his or her duties on any such committee, he or she shall be succeeded by another director designated in accordance with the provisions of Section 8.1 by the party initially designating the director.

     8.5. Directors' Indemnification.

     (a) The Corporation shall obtain and cause to be maintained in effect, with financially sound insurers, a policy of directors' and officers' liability insurance in an amount of at least US$5,000,000 or more and upon such terms as are reasonably acceptable to the Investors.

     (b) The Articles of Continuance, or By-Laws, or both, shall to the fullest extent permitted by law provide for indemnification of, and advancement of expenses to, and limitation of the personal liability of, the directors of the Corporation or such other person or persons, if any, who, pursuant to a provision of such Articles of Incorporation, exercise or perform any of the powers or duties otherwise conferred or imposed upon such directors, which provisions shall not be amended, repealed or otherwise modified in any manner adverse to the directors until at least six (6) years following the date that the Investors are no longer entitled to designate directors pursuant to this
Section 8.

     8.6. No Expansion of Duties. The parties acknowledge that the Investors and their Investor Affiliates have investments in other business similar to and which may compete with the Corporation's businesses ("Competing Businesses") and reserve the right to make additional investments in other Competing Businesses independent of their investments in the Corporation. By virtue of an Investor holding Shares or by having persons designated by or affiliated with such Investor serving on the Board or any Subsidiary's Board of Directors (or the functional equivalent thereof in the case of non-corporate Subsidiaries) or otherwise, no Investor nor any of the Investor Affiliates shall have any obligation to the Corporation, any Subsidiary or any holder of Shares to refrain from competing with the Corporation or any Subsidiary, making investments in Competing Businesses, otherwise engaging in any commercial activity, and none of the Corporation, any Subsidiary or any holder of Shares (other than such Investor) shall have any right with respect to any such investments or activities undertaken by such Investor. Without limitation of the foregoing, each Investor or any Investor Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Corporation or any Subsidiary, and none of the Corporation, any Subsidiary or any holder of Shares (other than the Investor) shall have any rights or expectancy by virtue of such Investor's relationships with the Corporation, any Subsidiary, this Agreement or otherwise in and to such independent ventures or the income of profits derived therefrom; and the pursuit of any such venture, even if such investment is in a Competing Business, shall not be deemed wrongful or improper. No Investor nor any Investor Affiliates shall be obligated to present any particular investment opportunity to the Corporation or any Subsidiary even if such opportunity is of a character that, if presented to the Corporation or a Subsidiary, could be taken by the Corporation or such Subsidiary, and the Investor and their Investor Affiliates shall continue to have the right to take for their own respective account or to recommend to others any such particular investment opportunity.

     8.7. Expenses. The Corporation shall pay all reasonable travel expenses and other out-of-pocket disbursements incurred by the directors to attend meetings of the Board, of any Subsidiary board of directors or of any committees thereof.

     8.8. Shareholder Voting Arrangement. Each Shareholder agrees to vote all Voting Shares of the Corporation beneficially owned by it with respect to the election or removal, to or from the Board, of (a) so long as DLJ has the right to nominate a DLJ Designee in accordance with section 8.1(d), the DLJ Designee in accordance with the directions of DLJ, (b) so long as GSCP has the right to nominate a GSCP Designee in accordance with section 8.1(e) the GSCP Designee in accordance with the directions of GSCP, (c) so long as Providence has the right to nominate a Providence Designee in accordance with Section 8.1(f), the Providence Designee in accordance with the directions of Providence, (d) so long as Tyco has the right to nominate a Tyco Designee in accordance with Section 8.1(g), the Tyco Designee in accordance with the directions of Tyco, and (e) the Non-Investor Designees in accordance with the directions of the members of management nominating such Designees.

     8.9. Appointment of Senior Officers. The Board shall have the sole and absolute authority to elect, appoint or hire any Senior Officer of the Corporation. Each Senior Officer shall be elected or appointed by the Board only from nomination lists prepared and approved by the Nominating Committee.

     SECTION 9. Major Transactions.

     (a) To the fullest extent permitted by law, from and after the date hereof until an IPO resulting in at least $150,000,000 of gross aggregate proceeds to the Corporation and any Selling Shareholders before deducting underwriting discounts and commissions and offering expenses, the Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, undertake or enter into any binding agreements or commitments with respect to a Major Transaction (as defined below) unless (1) the Corporation shall have given to each Investor at least thirty (30) and not more than ninety (90) days prior written notice (a "Major Transaction Notice"), setting forth in detail the proposed terms of any Major Transaction and the proposed closing date (if applicable) of the Major Transaction and (2) within thirty (30) days of receiving the Major Transaction Notice Investors representing a Supermajority shall not have given notice to the Corporation of their election to disapprove or veto such Major Transaction.

     (b) A "Major Transaction" shall mean any of the following actions:

                 (i) the Corporation or any Subsidiary shall consolidate or merge into or with any other Person, sell or transfer all or substantially all of its assets to another Person, or enter into any other similar business combination transaction (other than any such transaction entered between or among the Corporation and any of its wholly owned Subsidiaries); provided, however, that this Section 9(b)(i) shall not apply to any consolidation, merger, sale of assets or other similar business combination transaction pursuant to Section 10;

                (ii) the Corporation or any Subsidiary shall purchase, acquire or obtain any capital shares or other proprietary interest, directly or indirectly, in any other entity or related entities, or any business or assets of another Person or related Persons or enter into or commit to enter into or make any investment in any joint ventures or partnerships, establish any entity, including an affiliate of the Corporation, for consideration (including assumed liabilities) having a value (individually or in the aggregate during the term of this Agreement) in excess of $200 million;

               (iii) the Corporation or the Corporation and its Subsidiaries taken as a whole shall change significantly the scope and nature of its business or operations;

                (iv) the Corporation or any Subsidiary shall sell, lease, transfer or otherwise dispose of any asset or group of assets (other than sales, lease, transfer or other disposition of assets or group of assets in the ordinary course of business), in an aggregate amount (from the date hereof) with a book value or fair market value of $100 million or more;

                 (v) the Corporation or any Subsidiary shall pay, or set aside any sums for the payment of, any dividends, or make any distribution on, any outstanding capital shares of the Corporation or any Subsidiary or redeem, repurchase or otherwise acquire any outstanding capital shares of the Corporation or any Subsidiary (except for dividends and distributions to, and redemptions, repurchases or other acquisitions from the Corporation or any wholly-owned Subsidiary of the Corporation);

                (vi) the Corporation or any Subsidiary shall authorize, issue, sell or grant any of its capital shares or other equity securities individually or in the aggregate during the term of the Agreement having a value (at the time of issuance) in excess of $100 million except for (A) the issuance of Series A Non-Voting Preferred Shares or other classes of Shares pursuant to the Purchase Agreement, (B) the issuance of Common Shares or Preferred Shares upon conversion of the Series A Non-Voting Preferred Shares issued or issuable pursuant to the Purchase Agreement, (C) the issuance of Common Shares upon the conversion, exchange or exercise of any Common Share Equivalent outstanding as of the date hereof, (D) the issuance of Common Shares in connection with the Minority Roll-Up Transactions, or (E) issuance of 4,500,000 Common Shares in connection with the Ledcor Roll-Up Transaction;

               (vii) the Corporation or any Subsidiary shall enter into any transactions (except as expressly permitted by the this Agreement and except for transactions between or among the Corporation, any of its wholly-owned Subsidiaries or any of the following entities so long as such entities and their wholly-owned Subsidiaries substantially retain their current ownership: (A) Worldwide Fiber (USA), Inc., (B) WFI-CN Fibre Inc. and (C) Worldwide Fiber IC LLC) with any shareholder, director, officer or employee of the Corporation or any of its Subsidiaries, or any person who, directly or indirectly, controls, is controlled by, or is under common control with any current shareholder, director, officer or employee or any relative or spouse of any current shareholder, director, officer or employee, other than any transactions existing as of the date hereof or transactions in the ordinary course of business on terms that are no less favorable to the Corporation or such Subsidiary than those that would have been obtained in a comparable transaction by the Corporation with a Person who is not an Affiliate, provided that if such transaction involves consideration exceeding $10,000,000 the Corporation shall have delivered to each of the Investors an opinion that the transaction is fair from a financial point of view to the Corporation issued by an accounting, appraisal or investment banking firm of national standing in the United States. If the proposed Major Transaction contemplated by this clause (viii) is with a Person who is an Investor or an Affiliate of any Investor, then such Investor shall be excluded from voting in a Supermajority's consideration of the subject Major Transaction and a fairness opinion shall not be required with respect to the subject Major Transaction with any Financial Investor or its Affiliates;

     (c) the Corporation shall amend its Articles of Continuance, By-Laws or other constituent corporate documents, including, without limitation, any change in the number of directors comprising its Board or the establishment of committees;

     (d) the Corporation or any Subsidiary shall become a party to any agreement which by its terms restricts the Corporation's performance of the terms of the Purchase Agreement, the Registration Rights Agreement, the Series A Non-Voting Preferred Shares or this Agreement;

     (e) the Corporation or any Subsidiary shall incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any indebtedness of more than $100 million (individually or in the aggregate during the term of this Agreement) excluding drawdowns of up to $150 million under the Corporation's senior credit facility, substantially in accordance with the terms as set forth in the form of the draft Credit Agreement dated August 30, 1999 between the Corporation, Certain Lend-ers and Citibank Canada, as Administrative Agent (the "Citibank Facility") that was provided to each of the Investors or any replacement facility with terms that are at least as favorable to the Corporation as those in the Citibank Facility in all material respects;

     (f) the approval or adoption by the Corporation of its financing and capital plans as well as any material amendments to the Corporation's annual budgets;

     (g) the Corporation and its Subsidiaries shall incur capital expenditures exceeding 110% of the amount permitted by the approved budget in any fiscal year on a consolidated basis;

     (h) the Corporation or any Subsidiary shall adopt or amend any stock option plan, bonus plan or other employee benefit plan or grant or issue any Common Shares, Common Share Equivalents or other equity securities under any such plan other than initial grants or issuances under the "Existing 10% Option Pool" or the "New 5% Option Pool" and grants of "Permitted Reissued Options," as such terms are defined in the Purchase Agreement, and issuances of Common Shares upon the exercise of Permitted Reissued Options;

     (i) the Corporation shall change its independent auditors;

     (j) the Corporation or any Subsidiary shall grant any severance or termination pay to any executive officer or senior management except payments made pursuant to any written agreements outstanding on the date hereof and furnished to the Investors prior to the date hereof or approved in accordance with this Section 9 or as determined by counsel to the Corporation to be required by the applicable Canadian law;

     (k) the Corporation shall adopt or change any accounting principle, practice or method (including, without limitation, changes in revenue recognition), except for such changes which (A) in the opinion of its independent auditors, are required by law, (B) do not involve discretion on the part of the reporting entity, and (C) are described in a written notice delivered to each of the Investors prior to implementation thereof;

     (l) the Corporation shall authorize, issue or Sell any Shares for a purchase price per Common Share (including any consideration paid upon the issuance thereof and upon conversion or exercise of any Common Share Equivalent) less than the Adjusted Initial Per Share Price;

     (m) the Board shall make the determination permitted by the last sentence of Section 10(c);

     (n) the Corporation shall remove from office, dismiss or terminate the employment of any Senior Officer, other than for Cause; and

     (o) the Corporation or any Subsidiary shall agree or otherwise commit to take any of the actions set forth in the foregoing subparagraphs (i) through
(xix).

     SECTION 10. Liquidity Rights.

     (a) Following the fourth anniversary of the date hereof, in the event the Corporation has not completed a Qualified IPO, (i) any of DLJ, GSCP or Providence, or (ii) Tyco, together with one of DLJ, GSCP or Providence (a "Section 10 Seller"), may require the Corporation (provided the Corporation does not exercise its right to either (i) acquire or (ii) cause a third party to acquire, all but not less than all of the Shares held by the Section 10 Seller and its Investor Affiliates pursuant to paragraph (b) below), to conduct, pursuant to the auction process set forth below (the "Auction"), or otherwise as provided in paragraph (c) below, a sale of the Corporation, whether by means of a sale of all or substantially all of the Shares of the Corporation, a merger, a sale of all or substantially all of the assets of the Corporation, or other business combination transaction to a third party not affiliated with the Investor exercising the Section 10 Offer (the "Acquiror").

     (b) A Section 10 Seller may initiate an Auction by delivering written notice to the Corporation and each other Investor (the "Section 10 Notice"), which shall (i) contain an offer (the "Section 10 Offer") by the Section 10 Seller to the Corporation to sell all, but not less than all, of the Shares held by the Section 10 Seller to the Corporation or a third party identified by the Corporation for the greater of (a) the liquidation preference of the Shares and
(b) Fair Market Value (the "Section 10 Minimum Price") during the Section 10 Option Period (as defined below) and (ii) shall set forth the Section 10 Minimum Price, as determined in accordance with Section 1.7. Each other Investor shall have a period of 10 days after receipt of the Section 10 Offer to notify the Corporation in writing that it also makes a Section 10 Offer on the same terms as the original Section 10 Offer. All Sales of Shares pursuant to the Section 10 Offers shall be consummated contemporaneously at the offices of the Corporation on a mutually satisfactory business day as soon as practicable, but in any event not later than 180 days after the delivery of the original Section 10 Offer (the "Section 10 Offer Period"). The delivery of certificates or other instruments evidencing such Shares duly endorsed for transfer shall be made on such date against payment of the purchase price for such Shares. The Corporation or third party purchaser shall bear all costs and expenses incurred in connection with a
Section 10 Sale. If any such purchase is not consummated in accordance with this
Section 10, including without limitation due to failure by the Corporation or third party purchaser to pay the purchase price, such Section 10 Offer shall be deemed to have not been accepted by the Corporation.

     (c) If the Corporation or another Person shall not have purchased all of the Section 10 Offered Shares for not less than the Section 10 Minimum Price prior to the expiration of the Section 10 Offer Period or if the Corporation shall have rejected the Section 10 Offer, the Corporation shall at the election of the Section 10 Seller either (i) retain an investment bank of national reputation (the "Auctioneer") to conduct the Auction on the Corporation's behalf or (ii) cause the Corporation to be sold in such other manner as the Section 10 Seller may elect with the consent of a Supermajority of the Investors (which may include the Section 10 Seller). If the Corporation is to be sold by Auction, the Auction shall be conducted pursuant to bidding procedures that are (i) determined by the Auctioneer in its sole discretion, and (ii) uniformly applicable and applied to all interested parties who are identified by the Auctioneer or are otherwise invited to participate in the Auction for the submission and evaluation of proposals. The Auction shall be completed as promptly as possible and in any event within six months of the expiration of the
Section 10 Offer Option Period. The Corporation shall provide the Auctioneer with all reasonable assistance requested by the Auctioneer to consummate the Auction. All Shareholders and each of the Investors shall have the right to submit a bid pursuant to the Auction for the outstanding Shares of the Corporation not held by them and have such bid evaluated on a basis no more or less favorable than that afforded to other participants in the Auction; provided that for so long as WFH or any Investor shall wish to have its bid considered pursuant to the Auction, WFH or such Investor, as the case may be, and its representatives on the Board shall be recused from all information received or considered by the Corporation or the Board with respect to the Auction or the Board with respect to the Auction or the results thereof. The Acquiror shall be identified by the Auctioneer at the conclusion of the Auction; provided, that the bid by such Acquiror shall be satisfactory to the Section 10 Seller, and the sale of such assets or capital shares of the Corporation to such Acquiror shall constitute the "Required Sale" unless, prior to a binding agreement for the Required Sale being entered into with the Acquiror, the Board shall determine in good faith, after consultation with its financial and legal advisors, that any bona fide written proposal from a third party for a competing transaction is more favorable to the shareholders of the Corporation from a financial point of view than the Required Sale, is likely to and capable of being consummated, and is in the best interest of the shareholders of the Corporation, and the Corporation has determined that failure to enter into such a competing transaction will constitute a breach of the Board's fiduciary duties under applicable law.

     (d) If the Required Sale is by means of a Sale of all or substantially all of the issued and outstanding Shares of the Corporation, then the Required Sale shall constitute an Exit Sale for purposes of Section 6 and the provisions of
Section 6 shall be applicable to such Required Sale as if the Section 10 Seller had all of the rights of WFH thereunder to require the Other Shareholders to participate in such Required Sale, provided, however, that if the Required Sale shall not be consummated, all of the provisions of this Section 10 shall then be reinstated.

     (e) If the Required Sale is other than by means of a sale of the outstanding capital shares of the Corporation, then the Corporation shall deliver a written notice (the "Required Sale Notice") to each Shareholder setting forth in detail the terms of the proposed Required Sale and the proposed closing date of the Required Sale, which proposed date (the "Required Sale Closing Date") shall be the later of (i) a Business Day not less than 15 or more than 60 days after such Required Sale Notice is delivered to the Shareholders, or (ii) the fifth day following the receipt of all regulatory or third party consents and approvals, if any, applicable to such Required Sale. Each Shareholder will (x) take all such actions, including, without limitation, voting in favor of such proposed Sale and waiving any appraisal, dissenter or similar rights under applicable law, as may be requested by the first initial
Section 10 Seller to carry out the purposes of this Section 10 and (y) execute all documents reasonably requested by the initial Section 10 Seller containing such terms and conditions, including, without limitation, representations and warranties with respect to (x) matters of title to such Other Shareholder's securities and (y) the due authorization (or capacity) and due and valid execution and delivery by such Other Shareholder of documentation in respect of the Required Sale, as those executed by the initial Section 10 Seller; provided, however, such Other Shareholder shall not be required to make any other representations and warranties and shall not be required to join in any indemnity other than with respect to such Other Shareholder's specific representations and warranties described above, or be a party to any non-compete or similar provision. The Required Sale shall be consummated at the offices of the Corporation on the Required Sale Closing Date. The Corporation will bear all costs and expenses incurred in connection with the Required Sale to the extent such costs and expenses are not otherwise paid by the Acquiror. If the Required Sale shall not be consummated, all of the provisions of this Section 10 shall then be reinstated.

     SECTION 11. Representations and Warranties.

     (a) Each of the parties hereto represents and warrants to the other parties hereto as follows:

                 (i) It has full power and authority to execute, deliver and perform its obligations under this Agreement;

                (ii) This Agreement has been duly and validly authorized, executed and delivered by it, and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally;

               (iii) The execution, delivery and performance of this Agreement by it does not (A) violate, conflict with, or constitute a breach of or default under its organiza-tional documents, if any, or any material agreement to which it is a party or by which it is bound or (B) violate any law, regulation, order, writ, judgment, injunction or decree applicable to it;

                (iv) No consent or approval of, or filing with, any governmental or regulatory body is required to be obtained or made by it in connection with the transactions contemplated hereby (except those which have been made or obtained); and

                 (v) It is not a party to any contract or agreement which is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof.

     (b) Each of the Shareholders represents and warrants as follows:

                 (i) Schedule 11(b)(i) hereto sets forth a list of all securities of the Corporation (including, without limitation, capital shares, convertible securities, debentures, etc.) held of record or beneficially owned by it immediately after the Closing; and

                (ii) Except for this Agreement, the Purchase Agreement, the Registration Rights Agreement of even date herewith or as set forth on
         Schedule 11(b)(ii) hereto, it is not a party to any contract or agreement, written or oral, (A) with respect to Common Shares, Common Share Equivalents or other equity securities of the Corporation (including, without limitation, any voting agreement, voting trust, Shareholder's agreement, registration rights agreement, etc.) or (B) otherwise with or relating to the Corporation.

     SECTION 12. Certain Covenants.

     12.1. Protection of Investors. The Corporation and the Shareholders each agree that all of the following provisions of this Section 12 are for the exclusive benefit, protection and enjoyment of each of the Investors (severally and not jointly) and their permitted successors and assigns, and may only be enforced or remedied by the Investors (severally and not jointly) and their permitted successors and assigns.

     12.2. Additional Issuances. The Corporation agrees that, anything contained herein to the contrary notwithstanding, (a) any Person to which Shares are issued in a Private Sale after the date hereof and who after giving effect to such Issuance, would own more than 1% in the aggregate of the then total outstanding Shares or voting power (on either a primary or fully diluted basis), or (b) any Person to which Shares are issued and who is or becomes a Key Shareholder of the Corporation, shall upon consummation of, and as a condition to, such

Issuance execute, and agree to be bound by the terms of, this Agreement and shall thereafter be deemed a Shareholder for all purposes of this Agreement.

     12.3. Ledcor Roll-Up Transactions. Ledcor and the Corporation shall consummate the transaction contemplated by the Ledcor Roll-Up Agreement in accordance with its terms. Neither Ledcor nor the Corporation shall amend, modify or waive, temporarily or permanently, any of the terms or provisions of the Ledcor Roll-Up Agreement in any manner adverse to the Corporation or the Investors without the unanimous written consent of the Investors.

     12.4. Ledcor Roll-Up Failure. In the event that the Corporation shall not have consummated the transactions contemplated by the Ledcor Roll-Up Agreement on or before the earliest of (w) the date of the pricing of an IPO, (x) the earliest of the date of any corporate action approving, the record date of, or the effective date of, a transaction of the nature referred to in Section 9(b)(i) (without giving effect to the proviso thereto), (y) the date any Section 5 Notice is given by WFH, Ledcor or their Affiliates (other than a Sale pursuant to Section 3(a)(ii)), or (z) September 30, 1999, in consideration for the issuance of 4,500,000 Common Shares in accordance with the terms of the Ledcor Roll-Up Agreement (a "Ledcor Roll-Up Failure"), each Investor (a "Section 12.4 Seller") shall have the absolute right at any time thereafter by giving written notice to Ledcor and each other Investor (the "Put Notice"), to sell to Ledcor all, but not less than all, Shares held by such Investor (the "Section 12.4 Shares") for their aggregate Liquidation Value (the "Put Price"). Upon delivery of the Put Notice pursuant to this Section 12.4 (the date of such delivery, the "Put Date"), Ledcor will be obligated to purchase from the Section 12.4 Seller and each other Investor who shall elect to put its Shares to Ledcor pursuant to this Section 12.4 prior to the Purchase Date (as defined below) and each Section
12.4 Seller will be obligated to sell to Ledcor all, but not less than all, of the Section 12.4 Shares, in exchange for payment of the Put Price. The consummation of the purchase of the Section 12.4 Shares will take place on a date (the "Purchase Date") mutually agreeable to the parties but in any event not later than 15 days following the Put Date. On the Purchase Date, Ledcor shall pay to each Section 12.4 Seller the Put Price by wire transfer of immediately available funds to such account(s) as are specified in writing in advance of the Purchase Date by each Section 12.4 Seller against delivery to Ledcor of the Section 12.4 Shares, free and clear of all Encumbrances other than this Agreement. The election of an Investor to sell its Shares to Ledcor under this Section 12.4 shall not restrict or limit the right of any other Investor who does not join in such Sale from subsequently exercising its rights under this Section 12.4. The provisions of Section 3, Section 4 and Section 5 shall not apply to a Sale of Shares pursuant to this Section 12.4.

     12.5. Access to Records. From and after the Closing and so long as an Investor or its Permitted Assigns continue to hold any Series A Non-Voting Preferred Shares,

Series B Voting Preferred Shares or Common Shares, the Corporation shall, and shall cause each of its Subsidiaries to, afford such Investor or its Permitted Assigns (as applicable) and their respective employees, counsel and other authorized representatives access, during normal business hours, upon reasonable advance notice, with due regard to its ongoing operations, to all of its books, records and properties, and to all of its officers and employees for any reasonable purpose whatsoever.

     12.6. Financial Reports. From and after the Closing and provided an Investor or its Permitted Assigns holds any Series A Non-Voting Preferred Shares, Series B Voting Preferred Shares or Common Shares, the Corporation agrees to furnish to such Investor or its Permitted Assigns (as applicable) the following:

     (a) Within 30 days after the end of each fiscal month, (i) internal monthly financial and operating statements for such month ("Monthly Financials") prepared by the Corporation under the direction of a senior executive officer of the Corporation.

     (b) Within 45 days after the end of each quarterly fiscal period, (i) unaudited balance sheets and an income statement as of the end of such period, together with statements of retained earnings and cash flow for such period ("Quarterly Financials") and a letter or memorandum discussing the summary financial information for such period and setting forth a comparison by reasonable categories of such financial information to the comparable figures for the prior year and a reasonable explanation of any differences (a "Management Letter") (with the Management's Discussion and Analysis of Financial Condition and Results of Operation section of any Form 10-Q or Form 10-K or similar document filed with the United States Securities and Exchange Commission for such quarter being sufficient to satisfy this requirement), plus (ii) a statement certified by the Chief Financial Officer of the Corporation, certifying that the financial position and results of operations of the Corporation for such period as presented in the Quarterly Financials are presented fairly and have been prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) consistently applied.

     (c) Within 120 days (or such lesser period as is either (x) required under applicable laws for similar disclosure to any securityholders of the Corporation or (y) in which similar disclosure is provided to other financing sources of the Corporation, including, without limitation, any banks) after the end of each fiscal year, commencing with the first fiscal year ending after the Closing, (i) audited balance sheets and an income statement as of the end of such fiscal year, together with statements of retained earnings and cash flow for such fiscal year, all in reasonable detail and certified by a recognized national firm of independent accountants selected by the Board as presenting fairly the financial position and results of op-erations of the Corporation and as having been prepared in accordance with GAAP consistently applied, including their opinion thereon, (ii) the accounting firm's management letter and (iii) a Management Letter (with the Management's Discussion and Analysis of Financial Condition and Results of Operation section of any Form 10-Q or Form 10-K or similar document filed with the United States Securities and Exchange Commission for such quarter being sufficient to satisfy this requirement).

     (d) Promptly upon becoming available, (i) copies of all financial statements, reports, press releases, notices, proxy statements and other documents sent by the Corporation to its shareholders or released to the public and copies of all regular and periodic reports, if any, filed by the Corporation with any Canadian or non-Canadian securities regulatory agency or any securities exchange and (ii) any other financial or other information available to management of the Corporation as any Investors shall have reasonably requested on a timely basis.

     (e) If for any period the Corporation shall have any subsidiary or subsidiaries whose accounts are consolidated with those of the Corporation, then, in respect of such period, the financial statements and information delivered pursuant to the foregoing paragraphs (a), (b) and (c) of this Section
12.6 shall be the consolidated and consolidating financial statements of the Corporation and all such consolidated subsidiaries.

     (f) At least 30 days but not more than 90 days prior to the beginning of each fiscal year, an annual budget prepared on a monthly basis for the Corporation for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof any other significant budgets prepared by the Corporation and any revisions of such annual or other budgets, and, provided that an Investor make request therefor, within 30 days after any monthly period in which there is a material adverse deviation from the annual budget, a statement explaining the deviation and what actions the Corporation has taken and proposes to take with respect thereto.

     (g) Promptly (but in any event within seven Business Days) after the discovery or receipt of notice of (i) any default under any material agreement to which the Corporation and/or any of its Subsidiaries is a party, which default could have a Material Adverse Effect on the Corporation or any of its Subsidiaries, (ii) any other event which could reasonably be expected to have a Material Adverse Effect (including, without limitation, the filing of any material litigation against the Corporation or any of its Subsidiaries or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced) a statement describing the foregoing in reasonable detail.

     (h) Promptly, any information or financial data the Corporation provides to its lenders or other sources of financing, which, if certified by an officer of the Corporation, shall be certified to the Investors on no less favorable terms.

     12.7. System of Accounting. The books of account and other financial and corporate records of the Corporation and its Subsidiaries shall be maintained in accordance with good business and accounting practices and the financial condition of the Corporation shall be accurately reflected in the financial statements referred to in this Section.

     12.8. Compliance with Laws. The Corporation shall, and shall cause each of its Subsidiaries to, comply with all applicable laws, rules regulations and orders except where failure to comply would not have a Material Adverse Affect.

     12.9. Insurance. The Corporation shall, and shall cause each of its Subsidiaries to, keep its assets and those of its Subsidiaries which are of an insurable character, if any, insured by financially sound and reputable insurers against loss or damage by fire, extended coverage and other hazards and risks and liability to Persons and property to the extent and in the manner customary for companies in similar businesses similarly situated.

     12.10. Licenses and Permits. The Corporation shall, and shall cause each of its Subsidiaries to, use its best efforts to obtain all Canadian and non-Canadian federal, provincial, state and local governmental licenses, permits, authorizations, consents, waivers, certificates and approvals material to and necessary in the conduct of their business, including the Hibernia Project.

     12.11. D&O. The Corporation shall maintain after the Closing the directors' and officers' liability insurance described in Section 6.2(k) of the Purchase Agreement.

     12.12. Disclosure of Investment. The Corporation, on the one hand, and each of the Investors, on the other hand, agrees that it will not use in advertising or publicity the name of any party hereto, or any partner or employee of such party hereto or any of its respective affiliates, or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the other party hereto or any of its respective affiliates, in either case without the prior written consent of such party (except as such release or announcement may be required by applicable securities law or the rules or regulations of the United States Securities and Exchange Commission, in which case the party required to make the release or announcement shall make reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance). From and after the date hereof, neither the Corporation nor any of its Subsidiaries will represent, directly or indirectly, that any product or any service provided by the Corporation has been approved or endorsed by any Investor without the prior written consent of all of the Investors. The Corporation and each of the Investors further agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the Corporation and each Investor (which consent shall not be unreasonably withheld), except as such release or announcement may be required by applicable securities law or the rules or regulations of the United States Securities and Exchange Commission, in which case the party required to make the release or announcement shall make reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance.

     12.13. Investor Consent for Conversion. WFH agrees that it will not convert any Class B Subordinate Voting Shares held by WFH into Series A Non-Voting Preferred Shares without the consent of each of the Investors.

     12.14. Restrictions on Conversions into Voting Shares. (a) Each of the Investors agrees that it may convert any Series A Non-Voting Preferred Shares into Series B Voting Preferred Shares or any Class A Non-Voting Shares into Class B Subordinate Voting Shares only concurrently with or after (1) any underwritten public offering of shares with voting rights providing gross aggregate proceeds to the Corporation or any selling shareholders of at least $150,000,000 before deducting underwriting discounts and commissions and offering expenses or (2) the Corporation has issued, paid any dividend of, or made any distribution of, any shares with voting rights other than the Class B Subordinate Voting Shares issued and outstanding as of the Initial Issue Date and the Class C Multiple Voting Shares issued pursuant to the Ledcor Roll-Up Agreement. The Corporation will provide to the Investors timely information regarding the transactions referred to in clause (1) or (2) of the preceding sentence in order to permit the Investors timely to convert Shares in accordance with this Section 12.14 and the terms of such Shares. Notwithstanding the foregoing, following the elimination of the restrictions on the ownership of voting shares and on the control in fact of the Corporation by non-Canadians under the Telecommunications Act (Canada) and the rules and regulations promulgated thereunder, there shall be no restrictions on the conversion by the Investors of any Series A Non-Voting Preferred Shares into Series B Voting Preferred Shares or any Class A Non-Voting Shares into Class B Subordinate Voting Shares.

     (b) (i) The Corporation shall not issue any capital shares or equity securities which fall within the definition of "voting shares" in the Telecommunications Act (Canada) and the Ownership Regulations (as defined below) except Sales of Shares pursuant to the Purchase Agreement or the Ledcor Roll-Up Agreement.

     (ii) WFH shall not sell, assign or otherwise dispose of any capital shares or equity securities which fall within the definition of "voting shares" in the Telecommunications Act (Canada) and the Ownership Regulations pursuant to a Public Sale or in transaction pur-suant to Rule 144A of the Securities Act (or an analogous provision of Canadian Securities Laws).

     (iii) This Section 12.14(b) shall terminate following (x) the elimination of the restrictions on the ownership of voting shares and on the control in fact of the Corporation by non-Canadians under the Telecommunications Act (Canada) and the Ownership Regulations promulgated thereunder or (y) any underwritten public offering of Shares that do not fall with the definition of "voting shares" in the Telecommunications Act (Canada) and the Ownership Regulations providing gross aggregate proceeds to the Corporation of at least $150,000,000 before deducting underwriting discounts and commissions and offering commissions.

     (c) To the extent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), if any of the Investors elect to convert their non-voting Shares into voting Shares, such Investor and (upon written request by such Investor) the Corporation agree to (i) file or cause to be filed, as promptly as practicable after such request, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, all reports and documents required to be filed by such Investors and the Corporation under the HSR Act concerning the conversion transaction and (ii) promptly comply with or cause to be complied with any requests by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice for additional information concerning such transactions in order to obtain antitrust regulatory clearance as soon as possible. The Company agrees to request, and to cooperate with any Investor in requesting, early termination of any applicable waiting period under the HSR Act.

     12.15. CEO Appointment Procedure.

     At least 10 days before the Board shall hold a meeting (the "Preliminary CEO Appointment Meeting") to consider the appointment of a chief executive officer (or the functional equivalent) of the Corporation ("CEO"), the Corporation shall provide to each Investor the name of such individual and biographical information as contemplated by Item 401 of Regulation S-K under the Securities Act. If at, or prior to the Preliminary CEO Appointment Meeting, a Supermajority of Investors indicate by written notice to the Corporation that they disapprove of the appointment of the proposed CEO (a "Preliminary CEO Disapproval"), then (i) no formal vote shall be taken on the appointment of the proposed CEO at the Preliminary CEO Appointment Meeting and (ii) the Corporation shall not hire the proposed CEO unless and until the Board passes a resolution appointing the proposed CEO at a meeting of the Board (the "CEO Effective Appointment Meeting") subsequent to the date the Preliminary CEO Appointment Meeting is originally scheduled to be held, which meeting shall be held not earlier than the tenth day following the date the Preliminary CEO Appointment Meeting is originally scheduled to be held. If there is not a Preliminary CEO Disapproval, then this Section 12.15 shall have no further application with respect to the proposed CEO (but shall be applicable to any other individual proposed as CEO). If, within the 15 day period commencing on the first day immediately following the date the Preliminary CEO Appointment Meeting is originally scheduled to be held, either (i) a CEO Effective Appointment Meeting does not occur, or (ii) the Corporation does not hire the proposed CEO, then the Corporation may not hire such proposed CEO or any other proposed CEO except with renewed compliance with all of the terms of this Section 12.15. The provisions of this Section 12.15 shall terminate upon an IPO resulting in at least $150,000,000 of gross aggregate proceeds to the Corporation before deducting underwriting discounts and commissions and offering expenses.

     12.16. Ledcor Entities Regulatory Covenants.

     (a) Ledcor represents and warrants, and agrees that during the period prior to the completion of the transaction contemplated by the Ledcor Roll-Up Agreement, Ledcor shall, and shall cause Ledcor Industries Limited to ensure that:

                 (i) no Ledcor Entity is in violation of any judgment, decree, order, writ, law, statute, rule, directive or regulation rendered or enacted in Canada or any non-Canadian jurisdiction respecting telecommunications and the regulation within Canada of "telecommunications common carriers" (as defined in the Telecommunications Act) or in any non-Canadian jurisdiction respecting telecommunications applicable to any of the Ledcor Entities, or, to the knowledge of Ledcor, any published interpretation or policy relating thereto applicable to any Ledcor Entity. Except as disclosed in
         Schedule 12.16(a)(i), no notices, reports or other filings are required to be made by any Ledcor Entity during the period prior to the completion of the transaction contemplated by the Ledcor Roll-Up Agreement, with, nor are any consents, registrations, applications and Permits required to be obtained by any Ledcor Entity from, any court or governmental agency or other regulatory body or tribunal or similar entity pursuant to Canadian or non-Canadian telecommunications and radiocommunication regulatory law in connection with the completion of the transaction contemplated by the Ledcor Roll-Up Agreement. The development, implementation, construction or operation of the telecommunications assets of Ledcor Industries Limited does not conflict with and will not result in a breach or violation of any of the Communications Statutes (as defined below) or existing regulations thereunder except breaches or violations which may be remedied by Ledcor at immaterial expense and which would not otherwise have a Material Adverse Effect on the WFI Entities taken as a whole or Ledcor. For the purposes of this Agreement, "Communications Statutes" means the Telecommunications Act, the Canadian Radio-television and Telecommunications Commission Act, or other statutes of Canada or any non-Canadian jurisdiction specifically relating to the regulation of the telecommunications industry within Canada or any non-Canadian jurisdiction (including for this purpose the orders, rules, regulations, directives, decisions, notices and policies promulgated pursuant to such statutes, and applicable statutes or regulations, if any, of any province of Canada or State of the U.S. specifically relating to the regulation of the Canadian or U.S. telecommunications industry and the orders, rules, regulations, directives, decisions, notices and policies promulgated thereunder);.

                (ii) (A) Ledcor Industries Limited will remain eligible to operate as a telecommunications common carrier in Canada, as defined under and in accordance with the Telecommunications Act and the Canadian Telecommunications Common Carrier Ownership and Control Regulations (the "Ownership Regulations"); (B) Ledcor Industries Limited will not violate the prohibition contained in subsection 16(4) of the Telecommunications Act against operating in Canada as a telecommunications common carrier when ineligible to do so; and (C) control of Ledcor Industries Limited will not be exercised by any person(s) that is (are) not Canadian, in accordance with the meanings ascribed to the term "control" under the Telecommunications Act and the term "Canadian" under the Ownership Regulations; and

               (iii) (A) not less than eighty percent of the members of the board of directors of Ledcor Industries Limited will continue to be individual Canadians, as defined under the Ownership Regulations; (B) Canadians, as defined under the Ownership Regulations, will continue to beneficially own directly or indirectly, in the aggregate and otherwise than by way of security only, not less than eighty percent of the issued and outstanding voting shares, as defined under the Ownership Regulations, of Ledcor Industries Limited; (C) Ledcor in respect of its ownership of and control over Ledcor Industries Limited will remain a carrier holding corporation, as defined under the Ownership Regulations; (D) Ledcor will continue to be a carrier holding corporation that is a qualified corporation, as defined under the Ownership Regulations; and (E) Ledcor Industries Limited will not be controlled in fact by non-Canadians.

     (b) With the exception of Ledcor Industries Limited and Worldwide Fiber (F.O.T.S.) Ltd., no other subsidiary of Ledcor operates in Canada as a telecommunications common carrier as that term is defined in the Telecommunications Act.

     (c) During the period prior to the completion of the transaction contemplated by the Ledcor Roll-Up Agreement, all Ledcor Entities will remain in compliance with all federal, state and local telecommunications laws, rules, regulations and policies in the United States to which they are subject, including the Communications Act of 1934, as amended by the Telecommunications Act of 1996 (the "Communications Act") or to any rules, regulations and policies of the FCC related hereto, except where failure to comply would not have a Material Adverse Effect on the WFI Entities taken as a whole or Ledcor.

     (d) Except as set forth in Schedule 12.16(d), each of the Ledcor Entities currently holds all licenses, permits, certificates, waivers, consents, franchises, orders, approvals and authorizations issuable under the Telecommunications Act or other similar Canadian or U.S. statutes which are required for the development, implementation and operation of each Ledcor Entity business as it is currently being conducted (collectively, the "Telecommunications Licenses"). Each Ledcor Entity is in material compliance with each Telecommunications License held by it. The Telecommunications Licenses held by each Ledcor Entity contain no restrictions or conditions attaching to the Telecommunications Licenses, that are (or would be) materially burdensome to the Ledcor Entities and there are no other conditions attaching to the Telecommunications Licenses.

     (e) Except as set forth in Schedule 12.16(e), each of the Ledcor Entities has timely filed all renewal applications with respect to all Telecommunications Licenses held by any of them and no protests or competing applications have been filed that are either available to the Ledcor Entities or of which the Ledcor Entities have knowledge with respect to such renewal applications and nothing has come to the attention of any of the Ledcor Entities that would lead them to conclude that such renewal applications will not be granted by the appropriate regulatory agency or body in the ordinary course, and the Ledcor Entities are authorized under the Communications Statutes and the rules and regulations promulgated thereunder to continue to provide the services which are the subject of such renewal applications during the pendency thereof.

     (f) The telecommunications business of the Ledcor Entities is not regulated by any federal, state or provincial utility or rate-regulating commission, other than the CRTC and Industry Canada, in the areas in which any Ledcor Entity conducts or proposes to conduct such business, and the Ledcor Entities are not, and based on existing regulations will not be, required to obtain any Telecommunications License from any such utility or rate-regulating commission, other than the CRTC and Industry Canada, in any such state or province.

     (g) Ledcor shall cause Ledcor Industries Limited to take all necessary actions by December 31, 1999 to, as soon as possible, assign and transfer (including obtaining the approval of Industry Canada to such assignment) to the Corporation or a wholly-owned Subsidiary of the Corporation all right, title and interest of Ledcor Industries Limited in, to and under the International Submarine Cable License issued by Industry Canada to Ledcor Industries Limited and 3477967 Canada Inc. effective November 1, 1998 (the "ISCL License") pursuant to the International Submarine Cable Licenses Regulations, in respect of a fiber optic international submarine cable between the cable stations at Cordova Bay, British Columbia and Point Roberts, Washington, and between the cable stations located at Fleming

Bay, British Columbia and Whidbey Island, Washington, as more fully described in the annexes to the ISCL License.

     12.17. Underwritten Offering-Related Lock-Up of Shares.

     If requested in writing by the managing underwriter(s), if any, of the first IPO by the Corporation of equity securities (or securities convertible into or exchangeable for equity securities) of the Corporation, each Shareholder holding Shares agrees not to effect any Sale or distribution, including, without limitation, any sale pursuant to Canadian Securities Laws or Rule 144 under the U.S. Securities Act, of Shares (other than as part of such underwritten public offering) during the time period requested by the managing underwriter(s), if any, not to exceed 180 days. This Section 12.17 does not apply to any subsequent IPO.

     SECTION 13. [Intentionally omitted]

     SECTION 14. Reservation of Common Shares; Conversion.

     (a) The Corporation shall at all times reserve and keep available out of its authorized but unissued capital (i) sufficient Common Shares to permit conversion of all outstanding Series A Non-Voting Preferred Shares and any outstanding Series B Voting Preferred Shares and (ii) sufficient Preferred Shares to satisfy the Corporation's obligation to issue additional Series A Non-Voting Preferred Shares to the Investors in accordance with the terms of the Purchase Agreement and to permit the conversion of the Series A Non-Voting Preferred Shares into Series B Voting Preferred Shares. The Corporation represents, warrants and agrees that all Common Shares and Preferred Shares which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, encumbrances and charges. Ledcor, WFH and the Corporation shall take all such actions as may be necessary, including adoption of amendments to the Articles of Continuance, to assure that all such Common Shares may be so issued without violation of any applicable law or governmental regulation or the Articles of Continuance of the Corporation or any requirements of any securities exchange upon which such Common Shares may be listed (except for official notice of issuance which shall be immediately transmitted by the Corporation upon issuance).

     (b) The Corporation agrees that, upon the request of any of the Investors, it will convert any Non-Voting Shares held by such Investor into Voting Shares of the same class unless in the reasonable opinion of the Corporation such conversion would violate the statutory restrictions on "control" as defined in the Telecommunications Act by "non-Canadians".

     SECTION 15. Confidentiality.

     (a) The Investors and each of the other Shareholders severally (the "Confidants") recognize that certain non-public, confidential, proprietary information ("Confidential Information") may be furnished orally or in writing to the Confidants by, or at the direction of, the Corporation. The Confidants agree not to disclose any Confidential Information to any Person except to a Person who is advised of the Confidant's obligations under this Section 15 and who is (i) a partner, managing director, director, officer or employee of a Confidant or a Confidant's Affiliate who is involved in the Confidant's investment in the Corporation, who is consulted with respect to such investment, or who a Confidant determines otherwise needs to know such information, or (ii) a Person acting as an advisor to a Confidant in connection with such investment, except with the consent of the Corporation or pursuant to a subpoena, civil investigative demand (or similar process), order, statute, rule or other legal requirement promulgated or imposed by a court or by a judicial, regulatory, self-regulatory or legislative body, organization, agency or committee or otherwise in connection with any judicial or administrative proceeding (including, in response to oral questions, interrogatories or requests for information or documents) in which a Confidant or Investor Affiliate is involved. The Confidants acknowledge that the United States securities laws prohibit any person who is in possession of material, non-public information regarding an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     (b) If Confidential Information is to be disclosed pursuant to the foregoing paragraph, the Confidant will, to the extent practicable, promptly notify the Corporation thereof and cooperate with the Corporation to the extent legally permissible if it should seek to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the Confidential Information. The Confidants shall be entitled to periodic reimbursement from the Corporation for expenses incurred by it or any Investor Affiliate, including the fees and expenses of counsel, in connection with any action taken pursuant to this paragraph.

     (c) Information will not be deemed Confidential Information if it (i) was already available to, or in the possession of, the Confidant prior to its disclosure by, or at the direction of, the Corporation, (ii) is or becomes available in the public domain on or after the date hereof (other than as a result of a disclosure by any Confidant or any of its advisors), or (iii) is acquired from a person who is not known by a Confidant to be in breach of an obligation of confidentiality to the Corporation.

     SECTION 16. Specific Performance; Injunction.

     (a) The parties agree that it is impossible to determine the monetary damages which would accrue to the Corporation or any Shareholder or his personal representative by reason of the failure of any Other Shareholder or the Corporation to perform any of his or its obligations under this Agreement requiring the performance of an act other than the payment of money only. Each Shareholder shall be entitled to enforce its rights under this Agreement specifically and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

     (b) In the event of a breach or threatened breach by a Shareholder of any of the provisions of this Agreement, the Corporation, and the remaining Shareholders shall be entitled to an injunction restraining such Shareholder from any such breach. The availability of these remedies shall not prohibit the Corporation from pursuing any other remedies for such breach or threatened breach, including the recovery of damages from the Shareholder.

     SECTION 17. No Inconsistent AgreementsNeither the Corporation nor any Shareholder shall take any action or enter into any agreement which is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof.

     SECTION 18. Further Assurances.

     (a) At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

     (b) At any time or from time to time, the parties agree to take all action, including, without limitation, voting to approve any amendment to the Articles of Continuance, or the By-Laws of the Corporation required to increase the authorized number of Common Shares or Preferred Shares, if necessary, to permit the issuance of all Shares contemplated under the Purchase Agreement, and the conversion of all outstanding Series A Non-Voting Preferred Shares or outstanding Series B Voting Preferred Shares.

     SECTION 19. Duration of Agreement. The rights and obligations of a Shareholder under this Agreement shall terminate at such time as such Shareholder no longer holds any Shares. This Agreement shall terminate upon the consummation of a Qualified IPO except that the terms of Section 8, Sections 12.1, 12.3, 12.4, 12.7, 12.8, 12.9, 12.10, 12.11, 12.12, 12.13, 12.14, 12.15,
12.16, 12.17, Sections 14 through Section 32 (inclusive) shall survive until, by their respective terms, they are no longer operative. The terms of Sections 12.5 and 12.6 shall terminate upon the consummation of an IPO.

     SECTION 20. Legends. Each certificate representing Shares shall bear a legend containing the following words:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN QUALIFIED FOR PUBLIC DISTRIBUTION IN CANADA AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH APPLICABLE CANADIAN SECURITIES LAWS AND THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.

                  IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN THE SHAREHOLDERS AGREEMENT, DATED AS OF SEPTEMBER 9, 1999, BY THE CORPORATION AND THE PARTIES THERETO, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE CORPORATION.

     The requirement that the above securities legend be placed upon certificates evidencing any such securities shall cease and terminate upon the earliest of the following events: (i) when such Shares are transferred in an IPO; (ii) when such Shares are transferred pursuant to Rule 144 under the Securities Act; or (iii) when such Shares are transferred in any other transaction if the seller delivers to the Corporation an opinion of its counsel, which counsel and opinion shall be reasonably satisfactory to the Corporation to the effect that such legend is no longer necessary in order to protect the Corporation against a violation by it of the Securities Laws upon any sale or other disposition of such Shares without registration thereunder. The requirement that the above legend regarding the Shareholder Agreement be placed upon certificates evidencing any such securities shall cease and terminate upon the termination of this Agreement. Upon the occurrence of any event requiring the removal of a legend hereunder, the Corporation, upon the surrender of certificates containing such legend, shall, at its own expense, deliver to the holder of any such Shares as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such Shares not bearing such legend.

     SECTION 21. Contractual Management Rights. The Corporation and each of the Shareholders acknowledge that the provisions of this Agreement are intended, among other things, to provide DLJ, GSCP and Providence with "contractual management rights" within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

     SECTION 22. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement. In the event that pursuant to any regulatory authority or regulation, the Corporation is required to make any revisions or modifications to any provision of this Agreement or any of the other Documents, the parties agree to enter into good faith negotiations and make revisions or modifications, to the extent possible, that are in compliance with such regulation or the rules of such regulatory authority, and which are designed to accomplish the purposes of such provision to be revised or modified.

     SECTION 23. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law, except for the provisions of Section 8 and the provision in the last sentence of Section 10(c) permitting a Board determination regarding a competing transaction to a Required Sale, which shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal law of Canada. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by facsimile or registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York and of the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

     SECTION 24. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives. Except pursuant to a Sale of Shares permitted by Section 3, no Shareholder shall have the right to assign its rights and obligations under this Agreement without the consent of the other Shareholders. No Shareholder shall have the right to assign its rights under Section 7 or 8 of this Agreement without the consent of the Corporation and each other Investor. Upon any such assignment, such assignee shall have and be able to exercise all rights of the assigning Shareholder. The parties acknowledge that, subject to compliance with applicable securities laws, each Investor may transfer and assign all or a part of its rights and obligations under this Agreement (including, for the avoidance of doubt, under Section 7 or 8) to one or more other partnerships, corporations, trusts or other organizations which have been created by or are controlled by, control or are under common control with such Investor or one or more of the then current partners, members or other equity holders of such Investor (the "Investor Affiliates"), without the consent of the Corporation or any other Shareholder. Notwithstanding the foregoing, neither the Corporation nor any Person controlled by the Corporation shall be deemed to be an Investor Affiliate of any Investor for purposes of this Agreement. Upon any such assignment, the assignee shall have and be able to exercise all rights of the assigning Shareholder.

     SECTION 25. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in Person or by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

                    (a)  if to the Corporation, to:

                           Worldwide Fiber Inc.
                           #1510-1066 West Hastings Street
                           Vancouver, British Columbia  V6E 3X1
                           Fax:  (604) 681-6822
                           Attention:  Stephen Stow

                           with a copy to:

                           Farris, Vaughan, Wills & Murphy
                           2600 - 700 West Georgia Street
                           Vancouver, British Columbia  V7Y 1B3
                           Fax:  (604)  661-9349
                           Attention:  Cameron G. Belsher

                           and

                           Cahill Gordon & Reindel
                           Eighty Pine Street
                           New York, New York
                           U.S.A.  10005
                           Fax:  (212) 269-5420
                           Attention:  Roger Andrus

                    (b)  if to DLJ, to:

                           DWF SRL
                           Chancery House
                           High Street
                           Bridgetown, Barbados, West Indies

                           and

                           DWF SRL
                           c/o DLJ Merchant Banking Partners II, L.P.
                           277 Park Avenue
                           New York, New York  10172
                           Fax:  (212) 892-7272
                           Attention:  Andrew Rush
                           with a copy to:

                           Latham & Watkins
                           885 Third Avenue, Suite 1000
                           New York, New York 10022-4802
                           Fax:  (212) 751-4864
                           Attention:  Steven Della Rocca

                    (c)  if to any of the GSCP Parties, to:

                           c/o Ernst & Young Services Ltd.
                           P.O. Box 261
                           Bay Street
                           Bridgetown,
                           Barbados, West Indies
                           Fax:  (246) 426-9551
                           Attention:  Carol-Ann Smith

                           and

                           c/o GS Capital Partners III, L.P.
                           85 Broad Street
                           New York, New York  10004
                           Fax:  (212) 902-3000
                           Attention:  Robert R. Gheewalla

                           with a copy to:

                           Fried, Frank, Harris, Shriver & Jacobson
                           One New York Plaza
                           New York, New York  10004
                           Fax:  (212) 859-4000
                           Attention:  Stuart Z. Katz

                           and

                           GS Capital Partners III, L.P.
                           85 Broad Street
                           New York, New York  10004
                           Fax:  (212) 357-5505
                           Attention:  Ben Adler

                    (d)  if to Providence, to:

                           Providence Equity Fiber, L.P.
                           50 Kennedy Plaza
                           Providence, Rhode Island  02903
                           Fax:  (401) 751-1790
                           Attention:  Glenn M. Creamer

                           with a copy to:

                           Edwards & Angell, LLP
                           2800 BankBoston Plaza
                           Providence, Rhode Island  02903
                           Fax:  (401) 276-6602
                           Attention:  David K. Duffell

                    (e)  if to Tyco, to:

                           Tyco Group S.A.R.L.
                           2nd Floor
                           6, Avenue Emile Reuter
                           L-2420 Luxembourg
                           Fax:  352-464-350
                           Attention:  Managing Director

                           with a copy to:

                           Tyco Submarine System Ltd.
                           250 Industrial Way West
                           Eatontown, New Jersey  07724
                           Fax:  (732) 578-7803
                           Attention:  General Counsel

                    (f)  if to WFH, to:

                           Worldwide Fiber Holdings Ltd.
                           1000-1066 West Hastings Street
                           Vancouver, British Columbia  V6E 3X1
                           Fax:  (604) 681-6822
                           Attention:  Chief Financial Officer

                           with a copy to:

                           McLennan Ross
                           600 West Chambers
                           12220 Stony Plain Road
                           Edmonton, Alberta  T5N 3Y4
                           Fax:  (780) 482-9102
                           Attention:  Rodney R. Neys

                    (g)  if to Ledcor, to:

                           Ledcor Inc.
                           1000-1066 West Hastings Street
                           Vancouver, British Columbia  V6E 3X1
                           Fax:  (604) 681-6650
                           Attention:  David Lede

                           with a copy to:

                           McLennan Ross
                           600 West Chambers
                           12220 Stony Plain Road
                           Edmonton, Alberta  T5N 3Y4
                           Fax:  (780) 482-9102
                           Attention:  Rodney R. Neys


     (h) if to any other Shareholder, to the notice information set forth in
Schedule I hereto.

All such notices, requests, consents and other communications shall be deemed to have been given when received.

     SECTION 26. Amendments. Unless otherwise set forth in this Agreement, the terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, pursuant to the written consent of the parties hereto.

     SECTION 27. Headings. The headings of the Sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

     SECTION 28. Nouns and Pronouns. Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

     SECTION 29. Entire Agreement. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings with respect thereto.

     SECTION 30. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     SECTION 31. No Partnership. The obligations of each of the parties to this Agreement are several and not joint. Nothing in this Agreement shall imply or be deemed to imply a partnership, joint venture or other relationship between the parties.

     SECTION 32. Ledcor Assurances. On the date hereof, Ledcor is a direct party to this Agreement for purposes of Sections 1, 3(d), 8.4, 12.3, 12.4, 12.16,
12.17 and 16 through 32 (inclusive). Ledcor is also a direct party to this Agreement as a Shareholder (as such) only if and so long as (whether now or at any time or from time to time hereafter) it is a holder of Shares. Furthermore, Ledcor agrees to take all action necessary to cause WFH or any other Affiliates of Ledcor (with the exception of the Corporation and its Subsidiaries) to fully perform their respective obligations under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                               WORLDWIDE FIBER INC.


                               By:  ____________________________________________
                                    Name:
                                    Title:

                               DWF SRL


                               By:  ____________________________________________
                                    Name:
                                    Title:

                               THE GSCP PARTIES:

                               GS CAPITAL PARTNERS III, L.P.

                               By:  GS Advisors III, L.P., its general partner
                                    By:  GS Advisors III, L.L.C., its general
                                         partner

                               By:  ____________________________________________
                                    Name:
                                    Title:

                               GSCP3 WWF (Barbados) SRL

                               By:  ____________________________________________
                                    Name:
                                    Title:

                               WWF (Barbados) SRL

                               By:  ____________________________________________
                                    Name:
                                    Title:

                               PROVIDENCE EQUITY FIBER, L.P.

                               By:      Providence Equity Partners III L.P.
                                        its general partner,

                               By: Providence Equity Partners III L.L.C. its general partner


                               By:  ____________________________________________
                                    Name:   Glenn M. Creamer
                                    Title:  Member and Managing Director

                               TYCO GROUP S.A.R.L.


                               By:  ____________________________________________
                                    Name:
                                    Title:

                               WORDWIDE FIBER HOLDINGS, LTD.


                               By:  ____________________________________________
                                    Name:
                                    Title:

                               LEDCOR INC.

                               By:  ____________________________________________
                                    Name:
                                    Title:


                                 -----------------------------------------------
                                 MACKENZIE PARTNERS, LLC


                                 -----------------------------------------------
                                 CLIFFORD LEDE


                                 -----------------------------------------------
                                 DAVID LEDE

                                 -----------------------------------------------
                                 LARRY OLSEN


                                 -----------------------------------------------
                                 WILLIAM RAMSEY


                                 -----------------------------------------------
                                 RON STEVENSON


                                 -----------------------------------------------
                                 STEPHEN STOW


                                 -----------------------------------------------
                                 JIM VOELKER

                                  Schedule 1.15

                                Key Shareholders



                                  Clifford Lede

                                  David Lede

                                  Larry Olsen

                                  William Ramsey

                                  Ron Stevenson

                                  Stephen Stow

                                  Jim Voelker

                                Schedule 3(a)(i)

                           Permitted Assignees of WFH


     A limited partnership (the "LP"), resident in Canada, the general partner of which shall be a direct or indirect wholly-owned subsidiary of Ledcor and the limited partners of which shall be the existing shareholders of Ledcor as of the date hereof, holding substantially the same interest in the LP as such shareholders hold in Ledcor, except that certain shareholders may have their interest held by an offshore resident trust whose beneficiary is a charitable foundation.

                                Schedule 11(b)(i)

                      Security holdings of each Shareholder


[











                                                                              ]*
----------

* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406.

                               Schedule 11(b)(ii)

                    Agreements relating to security holdings
                               of each Shareholder


1. Option agreements pursuant to the 1998 Employee Long Term Incentive and Share Award Plan.

2.   WFH Share Purchase Agreements.

                                 Schedule 12.16

                            Ledcor Regulatory Matters


1. The Application by Ledcor under Part VII of the Telecommunications Act (Canada) involving the City of Vancouver.